     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2000

                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                 DELTAGEN, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                             8731                            94-3260659
 (State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
 incorporation or organization)       Classification Code Number)                   No.)

                                 DELTAGEN, INC.
                              1003 HAMILTON AVENUE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 752-0200

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                            WILLIAM MATTHEWS, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 DELTAGEN, INC.
                              1003 HAMILTON AVENUE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 752-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                   COPIES TO:

         CAMEO F. JONES, ESQ.                           PHILIP J. BOECKMAN, ESQ.
        WILLIAM A. HINES, ESQ.                          CRAVATH, SWAINE & MOORE
    PILLSBURY MADISON & SUTRO LLP                           WORLDWIDE PLAZA
          50 FREMONT STREET                                825 EIGHTH AVENUE
   SAN FRANCISCO, CALIFORNIA 94105                      NEW YORK, NEW YORK 10019
            (415) 983-1000                                   (212) 474-1000
         (415) 983-1200 (FAX)                             (212) 474-3700 (FAX)

                                 --------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

              TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM                 AMOUNT OF
            SECURITIES TO BE REGISTERED              AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
Common Stock, $.001 par value......................          $100,000,000                    $26,400

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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                  SUBJECT TO COMPLETION, DATED APRIL 13, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                     SHARES

                                [DELTAGEN LOGO]

                                 DELTAGEN, INC.

                                  COMMON STOCK
                                   ---------

    We are selling       shares of our common stock. We have granted the
underwriters a 30-day option to purchase up to an additional       shares of
common stock to cover over-allotments.

    This is an initial public offering of our common stock. We currently expect
the initial public offering price to be between $       and $       per share.
We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "DGEN."

    The underwriters have reserved for sale, at the initial public offering
price, up to           shares, or       % of our common stock, to be sold in
this offering to our directors, officers and employees, as well as to clients,
vendors and individuals associated with us. An additional       shares, or
      % of our common stock, to be sold in this offering will be offered to our existing Series C preferred stockholders.

                                 --------------

    INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                                PER SHARE                TOTAL
                                                              --------------         --------------
Public Offering Price                                         $                      $
Underwriting Discounts                                        $                      $
Proceeds to Deltagen, Inc. (before expenses)                  $                      $

    The underwriters expect to deliver the shares to purchasers on or about
            , 2000.

                                 --------------

SALOMON SMITH BARNEY                                          ROBERTSON STEPHENS

                           U.S. BANCORP PIPER JAFFRAY

            , 2000.

                            [DESCRIPTION OF ARTWORK]

[DELTAGEN SYMBOL] DELTAGEN

                    TECHNOLOGY FOR DETERMINING GENE FUNCTION

               The mouse is the model system most relevant to humans.

                    [CHART SHOWING GENOME SIZES OF BACTERIA,
                    YEAST, WORM, FRUITFLY, MOUSE AND HUMAN]

                           FROM SEQUENCE TO FUNCTION

Reducing the cost and time - bypassing traditional target validation strategies

      STANDARD APPROACH              GENETIC APPROACH              DELTAGEN'S APPROACH
-----------------------------  -----------------------------  -----------------------------
              V                              V                              V
              V                              V                              V
        Identity Gene             Choose Lower Organism,              Identify Gene
              V                      e.g. Fly or Worm                       V
              V                              V                              V
        Isolate Gene                         V                      Mammalian Studies
              V                       Mutate Organism                       V
              V                              V                              V
  Find Where Gene is Active                  V                    Validated Drug Target
              V                  Identify Mutated Gene and
              V                          Function
    Cell-based Experiment                    V
              V                              V
              V                   Find Equivalent Gene in
      Mammalian Studies                   Mammal
              V                              V
              V                              V
    Validated Drug Target            Mammalian Studies
                                             V
                                             V
                                   Validated Drug Target

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      4
Risk Factors................................................      8
Information Regarding Forward-Looking Statements............     22
Use Of Proceeds.............................................     23
Dividend Policy.............................................     23
Capitalization..............................................     24
Dilution....................................................     25
Selected Financial Data.....................................     26
Management's Discussion And Analysis Of Financial Condition
  And Results Of Operations.................................     27
Business....................................................     32
Management..................................................     45
Relationships And Related Party Transactions................     54
Principal Stockholders......................................     56
Description Of Capital Stock................................     60
Shares Eligible For Future Sale.............................     65
U.S. Tax Consequences To Non-U.S. Holders...................     67
Underwriting................................................     70
Legal Matters...............................................     72
Experts.....................................................     72
Where You Can Find Additional Information...................     72
Index To Financial Statements...............................    F-1

                                 --------------

    Until             , 2000, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. THEREFORE, YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.

OUR COMPANY

    We have developed technology to convert raw genetic data into mammalian gene function information to help pharmaceutical and biotechnology companies expedite the drug discovery process. Our technology enables us to select genes with therapeutic potential and delete, or knockout, these genes in mice. We then use an extensive, integrated analysis program to assess the function and potential pharmaceutical relevance of these genes. We believe that our technology allows us to knockout genes in mice on a larger scale and at a faster rate than has been previously possible. To promote more efficient use of our data, we have developed DeltaBase, a proprietary, searchable database that will provide immediate access to gene function information and potential targets for drug discovery. Our goal is to be the leading provider of data on the function, role and disease relevance of mammalian genes.

OUR OPPORTUNITY

    Pharmaceutical and biotechnology companies are continually challenged to develop and market increased numbers of drugs. Historically, only approximately 500 genes served as the basis for drug development. Recent advances have led to the identification of approximately 140,000 genes of which 3,000 to 10,000 may have potential as drug targets. These discoveries have resulted in a competition among pharmaceutical and biotechnology companies to identify genes that represent commercially viable drug targets. We believe traditional target discovery methods are likely to be insufficient to accurately evaluate such a large number of genes as potential drug targets. Consequently, we believe pharmaceutical and biotechnology companies would benefit from a more rapid, scalable and high-volume approach for the selection of genes that represent valid drug targets.

OUR APPROACH

    We have developed a fully integrated system to validate drug targets. We believe that our approach moves from gene identification to the determination of gene function in a mammalian organism more rapidly than other currently available approaches. Additionally, we pursue patents to protect our intellectual property rights that we generate relating to gene function. To commercialize our technology, we have developed the following programs:

    DELTABASE-our proprietary database that we designed to provide our customers with immediate access to target validation information on genes that we have selected for their relevance to the drug discovery process. This searchable database enables our subscribers to make decisions regarding the selection of drug targets and pursue only those targets they consider to have the highest degree of commercial relevance. In addition, subscribers to DeltaBase will have the right to access our intellectual property on gene function. By providing early access to extensive mammalian gene function information, we believe that we can improve the efficiency of the drug discovery process by allowing subscribers to make earlier decisions regarding drug target viability.

    DELTASELECT-our target validation program that we provide to potential DeltaBase subscribers. Under this program, our customers select genes for entry into our target validation system and receive the resulting gene function information utilizing the same information technology platform employed in DeltaBase. We also intend to use DeltaSelect to advance new technology programs with our customers to facilitate target discovery and validation.

    DELTA-GT-our program that provides gene identification and enables the determination of gene function by knockout analysis. This program specifically addresses proteins that are secreted in an organism. Examples of secreted proteins that have already provided successful drugs include insulin, human growth hormone, and erythropoeitin, or EPO. We believe that our Delta-GT technology represents a system for developing potential drug candidates.

    Currently, our DeltaSelect customers are Merck & Co., Pfizer, Inc., Roche Biosciences, Schering-Plough Research Institute and Tularik, Inc. While we are actively marketing our DeltaBase program, we do not currently have any customer agreements for our DeltaBase product. We are currently not seeking to commercialize any drug candidates through our Delta-GT program.

OUR STRATEGY

    The key elements of our strategy include:

    - becoming the most comprehensive source of information on mammalian gene function and target validation by expanding our proprietary technologies and developing systems to increase the scale, scope and depth of our database content;

    - focusing on the commercial needs of our customers by delivering valuable information and facilitating real-time access and searching of DeltaBase;

    - continuing to pursue intellectual property rights for what we believe to be our commercially relevant inventions, products and methods and offering our customers access to our intellectual property portfolio;

    - pursuing early stage development of targets found through our Delta-GT program; and

    - acquiring technologies to meet the target validation needs of our customers.

                                 --------------

    We were incorporated in Delaware in January 1997 under the name
Deltagen, Inc. Our principal executive offices and primary research facilities are located at 1003 Hamilton Avenue, Menlo Park, California 94025, and our telephone number is (650) 752-0200.

                                  THE OFFERING

Common stock offered.................................  ______ shares

Common stock reserved................................  ______ shares of our common stock have been reserved for sale to our directors, officers
                                                       and employees, as well as to clients, vendors
                                                       and individuals associated with us and
                                                       shares of our common stock are being offered
                                                       to our existing Series C preferred
                                                       stockholders.

Common stock outstanding after this offering.........  ______ shares

Use of proceeds......................................  For expansion of product and technology development, growth of our sales and marketing
                                                       organization, investment in intellectual
                                                       property protection, working capital and
                                                       general corporate purposes.

Proposed Nasdaq National Market symbol...............  "DGEN"

    Unless otherwise indicated, all information in this prospectus:

    - assumes no exercise of the underwriters' option to purchase up to additional shares of common stock to cover over-allotments; and

    - reflects the conversion of each outstanding share of our preferred stock into one share of our common stock automatically upon the closing of this offering.

    The number of shares of common stock to be outstanding immediately after the offering:

    - is based upon 19,025,525 shares outstanding as of March 31, 2000;

    - does not take into account 1,117,100 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2000, at a weighted average exercise price of $0.77 per share;

    - does not take into account 37,713 shares of Series B preferred stock, convertible into common stock upon the closing of this offering and issuable upon the exercise of warrants outstanding as of March 31, 2000, at an exercise price of $1.75 per share;

    - does not take into account 400,000 shares of Series C preferred stock, issuable upon the exercise of warrants issued during March 2000, at an exercise price of $3.58 per share; and

    - does not take into account 8,023 unissued shares authorized for future awards under our 1998 Stock Incentive Plan.

                                 --------------

    Deltagen-Registered Trademark- is our company's registered trademark. DeltaBase-TM-, DeltaSelect-TM-, and Delta-GT-TM- are our company's common law trademarks. This prospectus also contains brand names, logos, service marks and trademarks of other companies.

                             SUMMARY FINANCIAL DATA

                                                                PERIOD FROM
                                                             JANUARY 28, 1997
                                                            (DATE OF INCEPTION)       YEARS ENDED
                                                                    TO               DECEMBER 31,
                                                               DECEMBER 31,       -------------------
                                                                   1997             1998       1999
                                                            -------------------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Contract revenue..........................................        $    --         $   381    $  1,240
                                                                  -------         -------    --------
Operating expenses:
  Research and development................................            879           3,360      12,144
  General and administrative..............................            416             638       2,932
                                                                  -------         -------    --------
    Total operating expenses..............................          1,295           3,998      15,076
                                                                  -------         -------    --------
Loss from operations......................................         (1,295)         (3,617)    (13,836)

Interest income (expense), net............................             40             265         (11)
                                                                  -------         -------    --------
Net loss..................................................        $(1,255)        $(3,352)   $(13,847)
                                                                  =======         =======    ========
Net loss per common share, basic and diluted..............        $    --         $ (9.13)   $ (14.79)
                                                                  =======         =======    ========
Shares used in computing net loss per common share, basic
  and diluted (unaudited).................................             --             367         936
                                                                  =======         =======    ========

Pro forma net loss per share, basic and diluted...........                                   $  (1.32)
                                                                                             ========
Shares used in computing pro forma net loss per share,
  basic and diluted (unaudited)...........................                                     10,507
                                                                                             ========

    Pro forma basic and diluted net income per share have been calculated assuming the conversion of all outstanding shares of convertible preferred stock as of December 31, 1999 into 9,571,430 shares of common stock as if the stock had been converted immediately upon its issuance.

                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    848     $
Working capital.............................................    (3,801)
Total assets................................................     6,774
Capital lease obligations, less current portion.............        22
Loans payable, less current portion.........................     2,233
Redeemable convertible preferred stock......................    14,447           --
Total stockholders' deficit.................................   (15,367)

    The pro forma as adjusted balance sheet reflects this offering and issuance of the related shares of common stock and the automatic conversion of 9,571,430 outstanding shares of convertible preferred stock as of December 31, 1999 into 9,571,430 shares of common stock as if the stock had been converted immediately upon its issuance.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE NOT ACHIEVED PROFITABILITY AND EXPECT TO CONTINUE INCURRING SUBSTANTIAL LOSSES FOR AT LEAST THE NEXT SEVERAL YEARS

    We have had net losses every year since our inception in 1997 and, as of December 31, 1999, had an accumulated deficit of $18.5 million. We had net losses of $1.3 million, $3.4 million and $13.8 million in 1997, 1998 and 1999, respectively. Because we anticipate significant additional expenditures for our research and development programs and for the development, implementation and support of our gene function database, we expect to report substantial net losses through at least the next several years. We may never achieve profitability.

    We expect that our expenditures will continue to increase, due in part to:

    - continued investment in the research and development of our new and existing products and our technology, including increased investment for the development, implementation and support of our gene function database, our standard and conditional knockout programs and our gene trap programs;

    - obligations under existing and future research and development agreements; and

    - our increasing investment in management and other employees, sales and marketing programs, customer service and operational and financial controls.

WE ARE A DEVELOPMENT-STAGE COMPANY WITH AN UNPROVEN BUSINESS STRATEGY, AND OUR LIMITED HISTORY OF OPERATIONS MAKES EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT

    We have had a limited operating history and are at an early stage of development. Our strategy of offering a gene function database and using knockout mice to enable our customers to pursue promising candidates for drug target development is unproven. Additionally, our pricing models for offering our products and services are unproven. We do not currently have any subscribers for our gene function database. We have generated only limited revenues from customers for the development and analysis of knockout mice, amounting to approximately $1.2 million and $381,000 in 1999 and 1998, respectively. We recognized no revenue in 1997. Our success will depend upon, among other things, our ability to enter into licensing and other agreements on favorable terms, our ability to determine and generate information on those genes which have potential use as drug targets and the commercialization of products using our data. Moreover, we have no experience selling our data, and we have never distributed a gene database before. Our sales force may not succeed in marketing our database product, and our employees may not succeed in implementing and operating our database in a manner that is satisfactory to our customers. Furthermore, the plans for our gene trap and conditional knockout programs are unproven, and we cannot be sure that we will ever be able to develop these programs or that any program that we develop will be commercially successful. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

WE CURRENTLY HAVE ONLY FIVE CUSTOMERS AND WILL NOT SUCCEED UNLESS WE CAN ATTRACT MANY MORE CUSTOMERS

    We do not currently have any subscribers to our gene function database, and we have only five customers for our DeltaSelect knockout program. We expect to enter into only a limited number of future DeltaSelect agreements. To succeed we must attract customers for our database and other programs. Our existing and future agreements may not be renewed and may be terminated in the event either party fails to fulfill its obligations under these agreements. Failure to renew or the cancellation of these agreements by one of our customers could result in a significant loss of revenues. In 1999, Pfizer accounted for 64% of our revenues and two of our other current customers each accounted for greater than 10% of our revenues. Our current customers are Merck, Pfizer, Roche Biosciences, Schering-Plough and Tularik. Our agreement with Tularik expired in February 2000 and our agreements with Roche and Pfizer expire in November and December 2000, respectively.

    Over the past several years, companies in the pharmaceutical industry have undergone significant consolidation. If two or more of our present or future customers merge, we may not be able to receive the same fees under agreements with the combined entities that we were able to receive under agreements with these customers prior to their merger. Moreover, if one of our customers merges with an entity that is not a customer, the new combined entity may prematurely terminate our agreement. Any of these developments could harm our business or financial condition.

WE HAVE ONLY RECENTLY BEGUN TO OFFER OUR DATABASE, WHICH WE EXPECT TO BE OUR PRINCIPAL PRODUCT

    We believe the majority of our revenues will be derived from fees under agreements with our database users. We may also derive revenues from royalties received from these users. Our database has not been tested by potential customers, and it may not perform adequately or provide information in a manner that is useful for our customers. If our database is not acceptable to our prospective customers, it may not generate revenues and our business and financial condition will be materially harmed.

    We have not entered into any agreements with subscribers to our database, and we cannot be sure of the terms under which we may enter into any of these agreements in the future. We may not be able to comply with minimum performance levels or restrictive provisions or other obligations that may be contained in any agreements, such as minimum data delivery requirements. In addition, we may experience unforeseen technical complications in the processes we use to generate functional data for our gene database and functional genomics resources. These complications could materially delay or limit the use of our gene function database, substantially increase the anticipated cost of generating data or prevent us from implementing our processes at appropriate quality and scale levels, thereby causing our business to suffer.

NO DRUGS HAVE BEEN DEVELOPED AND COMMERCIALIZED USING GENOMICS-BASED RESEARCH AND THEREFORE THE FUTURE OF OUR PRODUCTS AND PROGRAMS IS UNCERTAIN

    None of the limited number of drugs developed to date using genomics-based research have reached the commercial market. We cannot assure you that genomics-based drug development efforts will ultimately be successful. We have not proven our ability either to identify drug targets with commercial potential or commercialize drug targets that we do identify. We cannot assure you that a particular gene function in a mouse will have any correlation to a patient's response to a particular drug. It is difficult to successfully select those genes with the most potential for commercial development. Furthermore, we do not know that any products based on genes that are the subject of our research can be successfully developed or commercialized. If commercial opportunities are not realized from genomic-based research, our existing customers could stop using our products or we could have difficulty attracting or retaining customers.

OUR CUSTOMERS WILL CONTROL THE DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS BASED ON GENES THAT WE IDENTIFY, WHICH MAY MEAN THAT OUR RESEARCH EFFORTS WILL NEVER RESULT IN ANY ROYALTY PAYMENTS OR THIRD PARTY PRODUCT SALES

    We intend for our agreements with our customers to provide us with rights to obtain royalties from the commercial development of compounds or therapeutic approaches derived from access to our databases, technology or intellectual property. We may not be able to obtain these rights under future agreements. Our ability to obtain these rights depends in part on the advantages and novelty of our technologies, the validity of our intellectual property, the usefulness of our data and our negotiating position relative to each potential customer.

    We will have limited or no control over the resources that any customer may devote to the development of compounds or therapeutic approaches derived from our access to our database. These customers may breach or terminate their agreements with us, and they are not obligated to conduct any product discovery, development or commercialization activities at all. Further, our customers may decide not to develop products arising out of our customer agreements or may not devote sufficient resources to the development, approval, manufacture, marketing or sale of these products. If any of these events occurs, our customers may not develop or commercialize any products based on our gene function research, technologies or intellectual property, we would not receive royalties on product sales and our results of operations would suffer. Furthermore, our customers may resist sharing revenue derived from the successful commercialization of a drug through royalty payments or others may have competing claims to all or a portion of such revenues.

THERE ARE A FINITE NUMBER OF GENE FAMILIES UPON WHICH PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES FOCUS THEIR RESEARCH, WHICH LIMITS OUR POTENTIAL OPPORTUNITIES

    Our current and potential customers traditionally focus their research and development efforts on a finite number of gene families that they view as reliable drug targets. Once we provide functional information on these gene families, our ability to attract and retain subscribers to our database will depend, in part, on the willingness of our customers to expand their research and development activities to other gene families. If our customers do not do this, we may lose existing customers or fail to attract new customers for our database services, and as a result, our business and financial condition may be harmed. In addition, we will make significant investments in our database and knockout programs which we may not recoup if we cannot find additional target opportunities.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE

    The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

    - changes in the demand for and pricing of our products and services;

    - the nature, pricing and timing of other products and services provided by us or our competitors;

    - changes in the research and development budgets of our customers;

    - acquisition, licensing and other costs related to the expansion of our operations;

    - the timing of milestones, licensing and other payments under the terms of our customer agreements and agreements pursuant to which others license technology to us;

    - expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights; and

    - our unpredictable revenue sources as described below.

    We anticipate significant fixed expenses due in part to our need to continue to invest in product development and potential extensive support for our gene function database subscribers. We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, which would harm our operating results for that period.

    As a result of these fluctuations, we believe that period-to-period comparisons of our financial results will not necessarily be meaningful, and you should not rely on these comparisons as an indication of our future performance.

OUR REVENUES WILL BE UNPREDICTABLE AND THIS MAY HARM OUR FINANCIAL CONDITION

    The amount and timing of revenues that we may have from our business will be unpredictable because:

    - the timing of our DeltaSelect program agreements and potential database licenses and installations are determined by our subscribers;

    - whether any products are commercialized and generate royalty payments depends on the efforts, timing and willingness of our customers;

    - we do not expect to receive any milestone or royalty payment under licenses and other arrangements for a substantial period of time, if ever;

    - we have not to date entered into any customer agreements for our database and may not enter into any such agreements;

    - the time required to complete custom orders for our database programs can vary significantly; and

    - our sales cycle is lengthy, as described below.

    As a result, our revenue may significantly vary from quarter to quarter and our quarterly results may be below market expectations. If this happens, the price of our common stock may decline.

WE EXPECT THAT OUR SALES CYCLE WILL BE LENGTHY, WHICH WILL CAUSE OUR REVENUES TO BE UNPREDICTABLE AND OUR BUSINESS TO BE DIFFICULT TO MANAGE

    Our ability to identify and obtain subscribers for our gene function database product and other services depends upon whether customers believe that our products and services can help accelerate drug discovery efforts. Our sales cycle will be lengthy because of the need to educate potential customers and sell the benefits of our products and services to a variety of constituencies within potential subscriber companies. These companies are large organizations with many different layers and types of decision-makers. In addition, each database subscription and development program or services agreement will involve the negotiation of unique terms and issues which will take a significant amount of time. We may expend substantial funds and management effort with no assurance that a subscription program or services agreement will result. Actual or proposed mergers or acquisitions of our prospective customers may also affect the timing and progress of our sales efforts. Any of these developments could harm our business or financial condition.

WE MAY HAVE CONFLICTS OR BE IN COMPETITION WITH OUR CUSTOMERS, WHICH WILL HURT OUR BUSINESS PROSPECTS

    We may pursue opportunities in fields such as secreted proteins, that could conflict with those of our customers. Moreover, disagreements could arise with our customers or their partners over rights to our intellectual property or our rights to share in any of the future revenues of compounds or therapeutic approaches developed by our customers. These kinds of disagreements could result in costly and time-consuming litigation and could have a negative impact on our relationship with existing customers. Any conflict with our customers could reduce our ability to attract additional customers or enter into future customer agreements. Some of our customers could also become competitors in the future. Our customers could develop competing products, preclude us from entering into agreements with their competitors or terminate their agreements with us prematurely.

WE EXPERIENCE INTENSE COMPETITION FROM OTHER ENTITIES ENGAGED IN THE STUDY OF GENES, AND THIS COMPETITION COULD ADVERSELY AFFECT OUR BUSINESS

    The human and mouse genomes contain a finite number of genes. The majority of the human genes have been identified and nearly all will be identified within the next year. Our competitors have identified and will continue to identify the sequence of numerous genes in order to obtain proprietary positions with respect to those genes. In addition, our competitors may seek to identify and determine the biological function of numerous genes in order to obtain intellectual property rights with respect to specific uses of these genes, and they may accomplish this before we do. We believe that the first company to determine the functions of commercially relevant genes or the commercially relevant portions of the genome will have a competitive advantage.

    A number of companies, institutions and government-financed entities are engaged in gene sequencing, gene discovery, gene expression analysis, gene function determination and other gene-related service businesses. Many of these companies, institutions and entities have greater financial and human resources than we do and have been conducting research longer than we have. In particular, a significant portion of this research is being conducted by private companies and under the international Human Genome Project, a multi-billion dollar program funded, in part, by the U.S. government, which is expected to complete and release its initial rough draft of the human genome later this year. Furthermore, other entities have and will continue to discover and establish a patent position in genes or gene sequences that we wish to study. Significant competition also arises from entities using standard target identification approaches, traditional knockout mouse technology and other functional genomics technologies. These competitors may have intellectual property rights in functional or other data which are superior to our rights. These competitors may also develop products earlier than we do, obtain regulatory approvals faster than we can and invent products and techniques that are more effective than ours. Furthermore, other methods for conducting functional genomics research may ultimately prove more advanced, in some or all respects, to the use of knockout mice. In addition, technologies more advanced than or superior to our gene trap technology and gene function identification technology may be developed, thereby rendering our gene trap and gene function identification technologies obsolete.

    Some of our competitors have developed commercially available databases containing gene sequence, gene expression, gene function, genetic variation or other functional genomic information and are marketing or plan to market their data to pharmaceutical and biotechnology companies. Additional competitors may attempt to establish databases containing this information in the future. We expect that competition in our industry will continue to intensify. We also believe that some pharmaceutical and biotechnology companies are discussing the possibility of working together to discover the functions of genes and share gene function-related data among themselves. The formation of this type of consortium could reduce the prospective customer base for our gene function-related business. Moreover, the pharmaceutical industry has undergone significant mergers and this trend is expected to continue. This concentration of the industry could further limit our potential customer base and therefore harm our business.

IF WE FAIL TO PROPERLY MANAGE OUR GROWTH, OUR BUSINESS COULD BE ADVERSELY
AFFECTED

    We expect to continue to experience significant growth in the number of our employees and the scope of our operations, including an increase in the scale of our mouse knockout program. As of December 31, 1999, we had 113 full-time employees, and as of March 31, 2000, we had 138 full-time employees. We expect our number of employees to continue to increase for the foreseeable future. In addition, we have substantially increased the scale of our knockout mouse production in the last year and expect to continue doing so for the foreseeable future. Our overall growth and need to develop many different areas of our company have placed, and may continue to place, a strain on our management and operations. If we are unable to manage our growth effectively, our losses could increase. The management of our growth will depend, among other things, upon our ability to broaden our management team and attract, hire, train and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems. We will also be required to expend funds to improve our operational, financial and management controls, reporting systems and procedures.

    In addition, we will have to invest in additional customer support resources. Our potential database subscribers typically have worldwide operations and may require support at multiple U.S. and foreign sites and in multiple languages. To provide this support, we may need to open offices in addition to our Menlo Park, and San Carlos, California facilities which could result in additional burdens on our systems and resources and will require additional capital expenditures.

IF WE MAKE ANY ACQUISITIONS, WE WILL INCUR A VARIETY OF COSTS AND MAY NEVER REALIZE THE ANTICIPATED BENEFITS

    If appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions. If we do undertake any transactions of this sort, the process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could adversely affect our results of operations and financial condition.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS

    Our products and services may not produce revenues that, together with our existing cash and other resources, are adequate to meet our cash needs. Our cash requirements depend on numerous factors, including:

    - our ability to attract and retain customers for our gene function database and other products and services;

    - unexpected expenses in connection with the development of our gene function database, our gene trap program or other products and services;

    - expenditures in connection with license agreements and acquisitions of and investments in complementary technologies and businesses;

    - the need to increase research and development spending to keep up with competing technologies and market developments; and

    - unexpected expenditures as we expand our sales, marketing and customer service organizations and improve our management, operational and financial systems.

    If we need additional funding, we may be unable to obtain it on favorable terms, or at all. If adequate funds are not available, we may have to curtail operations significantly or obtain funds by entering into arrangements requiring us to relinquish rights to certain technologies, products or markets. In addition, if we raise funds by selling stock or convertible securities, our existing stockholders could suffer dilution.

WE DEPEND ON KEY EMPLOYEES IN A COMPETITIVE MARKET FOR SKILLED PERSONNEL, AND WITHOUT ADDITIONAL EMPLOYEES, WE CANNOT GROW OR ACHIEVE PROFITABILITY

    We are highly dependent on the principal members of our management, operations and scientific staff, including William Matthews, Ph.D., our President and Chief Executive Officer, and Mark W. Moore, Ph.D., our Chief Scientific Officer and Treasurer. The loss of either of their services would harm our business.

    Our future success also will depend in part on the continued service of our key scientific, software, consultant and management personnel and our ability to identify, hire and retain additional personnel, including customer service, marketing and sales staff. We experience intense competition for qualified personnel. We may be unable to attract and retain personnel necessary for the development of our business. Moreover, our business is located in the San Francisco Bay Area of California, where demand for personnel with the skills we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly.

PATENTS AND OTHER PROPRIETARY RIGHTS PROVIDE UNCERTAIN PROTECTIONS, AND WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY INFORMATION

    Our business and competitive position depends upon our ability to protect and exploit our proprietary techniques, methods, compositions, inventions, database information and software technology. However, our strategy of obtaining such proprietary rights around as many genes as possible is unproven. Unauthorized parties may attempt to obtain and use information that we regard as proprietary. Although we intend for our gene function database subscription agreements to require our potential subscribers to control access to our database and information, policing unauthorized use of our database information and software may be difficult.

    We currently have no issued patents or registered copyrights. Patents have issued to other entities based on claims relating to knockout mice. In addition, many applications have been filed seeking to protect partial human gene sequences, many of which are based primarily on gene sequence information alone. Some of these applications have issued as patents. Some of these may claim sequences which we have used or may use in the future to generate knockout mice in our gene knockout program. In addition, other applications have been filed which seek to protect methods of using genes and gene expression products, some of which attempt to assign biological function to the DNA sequences based on laboratory experiments, computer predictions, mathematical algorithms and other methods. The issuance of these applications as patents will depend, in part, upon whether practical utility can be sufficiently established for the claimed sequences and whether sufficient correlation exists between the experimental results predictions, algorithms and other methods and actual functional utility. The patent application process before the United States Patent and Trademark Office and other similar agencies in other countries is confidential in nature. As each application is evaluated independently and confidentially, we cannot predict whether applications have been filed or which, if any, will ultimately issue as patents. However, it is probable that patents will be issued to our competitors claiming knockout mice, partial human gene sequences and methods of using genes and gene expression products.

    Numerous applications have been filed by other entities claiming gene sequences and amino acid sequences. Many patents have already issued and we expect more will issue in the future. In addition, others may discover uses for genes or proteins other than uses covered in any patents issued to us, and these other uses may be separately patentable. We may not be able to obtain issued patents on our patent applications because our patent applications may not meet the requirements of the patent office. The holder of a patent covering a particular use of a gene or a protein, isolated gene sequence or deduced amino acid sequence could exclude us from using that gene, protein or sequence. In addition, a number of entities make gene information, techniques and methods publicly available, which may affect our ability to obtain patents.

    Some of our patent applications may claim compositions, methods or uses that may also be claimed in patent applications filed by others. In some or all of these applications, a determination of priority of inventorship may need to be decided in an interference proceeding before the U.S. Patent and Trademark Office. Regardless of determined outcome, this process is time-consuming and expensive.

    Issued patents may not provide commercially-meaningful protection against competitors. Other companies or institutions may challenge our or our customers' patents or independently develop similar products that could result in an interference proceeding in the U.S. Patent and Trademark Office or a legal action. In the event any researcher or institution infringes upon our or our customers' patent rights, enforcing these rights may be difficult and can be time-consuming. Others may be able to design around these patents or develop unique products providing effects similar to our products.

    Our ability to use our patent rights to limit competition in the creation and use of knockout mice, as well as our ability to obtain patent rights, may be more limited in certain markets outside of the United States because the protections available in other jurisdictions may not be as extensive as those available domestically.

    We pursue a policy of having our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us. However, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. We also cannot prevent others from independently developing technology or software that might be covered by copyrights issued to us, and trade secret laws do not prevent independent development.

WE MAY BE SUBJECT TO LITIGATION AND INFRINGEMENT CLAIMS WHICH MAY BE COSTLY AND DIVERT MANAGEMENT'S ATTENTION

    The technology we use in our business may subject us to claims that we infringe on the patents or proprietary rights of others. The risk of this occurring will tend to increase as the genomics, biotechnology and software industries expand, more patents are issued and other companies attempt to discover gene function through mouse gene knockouts and engage in other genomics-related businesses. Furthermore, many of our competitors and other companies performing research on genes have already applied for patents covering some of the genes upon which we perform research, and many patents have already been issued which cover these genes, as well as genes we may wish to use in the future.

    We believe that we are not infringing on any third party's patent rights, and no third party has filed a patent lawsuit against us. In 1998, Lexicon Genetics Incorporated, one of our competitors, informed us that it was a coexclusive licensee under a patent covering certain isogenic DNA technology that may be used to modify the genome of a target cell. We have not been contacted by Lexicon about this matter since their initial letter to us. We may receive future notices from third parties alleging patent infringement.

    We may be involved in future lawsuits alleging patent infringement or other intellectual property rights violations. In addition, litigation may be necessary to:

    - assert claims of infringement;

    - enforce our patents, if any;

    - protect our trade secrets or know-how; and

    - determine the enforceability, scope and validity of the proprietary rights of others.

    We may be unsuccessful in defending or pursuing these lawsuits. Regardless of the outcome, litigation can be very costly, can divert management's efforts and could materially affect our business and operating results. An adverse determination may subject us to significant liabilities or require us to seek licenses to other parties' patents or proprietary rights. We may also be restricted or prevented from selling our products. Further, we may not be able to obtain the necessary licenses on acceptable terms, if at all.

KNOCKOUT MOUSE AND GENE-RELATED PATENTS MAY NOT BE ENFORCEABLE, WHICH MEANS THAT OUR INTELLECTUAL PROPERTY MAY NOT HAVE ANY MATERIAL VALUE

    One of our strategies is to obtain proprietary rights around as many gene knockouts as possible. While the U.S. Patent and Trademark Office in the past has issued patents to others covering function of genes, knockout mice, types of cells, gene sequences and methods of testing cells, we do not know whether or how courts may enforce those patents, if that becomes necessary. If a court finds these types of inventions to be unpatentable, or interprets them narrowly, the benefits of our strategy may not materialize and our business and financial condition could be harmed.

OUR RIGHTS TO THE USE OF TECHNOLOGIES LICENSED TO US BY THIRD PARTIES ARE NOT WITHIN OUR CONTROL, AND WITHOUT THESE TECHNOLOGIES, OUR PRODUCTS AND PROGRAMS MAY NOT BE SUCCESSFUL

    We rely, in part, on licenses to use certain technologies which are material to our business, including a secreted protein gene trap which we license exclusively from the University of Edinburgh. We do not own the patents that underlie these licenses. Our rights to use these technologies and employ the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In most cases, we do not control the prosecution or filing of the patents to which we hold licenses. Instead we rely upon our licensors to prevent infringement of those patents. Some of the licenses under which we have rights, such as the license from the University of Edinburgh, provide us with exclusive rights in specified fields, but we cannot assure you that the scope of our rights under these and other licenses will not be subject to dispute by our licensors or third parties.

OUR ACTIVITIES INVOLVE HAZARDOUS MATERIAL AND MAY SUBJECT US TO ENVIRONMENTAL LIABILITY

    Our research and development activities involve the controlled use of hazardous and radioactive materials and generate biological waste. We are subject to federal, state and local laws and regulations governing the storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials and wastes comply with legally prescribed standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Future environmental regulations could require us to incur significant costs.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS COULD INCREASE OUR OPERATING COSTS OR ADVERSELY AFFECT OUR CUSTOMERS' ABILITY TO OBTAIN GOVERNMENTAL APPROVAL OF GENE BASED PRODUCTS

    The Animal Welfare Act, or AWA, is the only federal law that currently covers animals in laboratories. It applies to institutions or facilities using any regulated live animals for research, testing, teaching or experimentation, including diagnostic laboratories and private companies in the pharmaceutical and biotechnology industries. The AWA currently does not cover rats or mice.

However, the United States Department of Agriculture, which enforces the AWA, is presently considering changing the regulations issued under the AWA to include mice within its coverage.

    The Department of Agriculture is reconsidering the regulations in response to a January 1999 petition filed by several parties requesting that mice, rats and birds be added to the list of animals regulated under the AWA. These parties also have a lawsuit pending which seeks the inclusion of mice, rats, and birds in the AWA regulations.

    Currently, the AWA imposes a wide variety of specific regulations which govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. We cannot assure you that the USDA will not decide to include mice in its regulations and that we will not become subject to registration, inspections and reporting requirements. Moreover, compliance with the AWA may be expensive, and current or future regulations could impair our research and production efforts.

    Since we develop animals containing changes in their genetic make-up, we may become subject to a variety of laws, guidelines, regulations and treaties specifically directed at genetically modified organisms, or GMOs. The area of environmental releases of GMOs is rapidly evolving and is currently subject to intense regulatory scrutiny, particularly internationally. If we become subject to these laws we could incur substantial compliance costs. For example, the Biosafety Protocol, or the BSP, a recently adopted treaty, is expected to cover certain shipments from the U.S. to countries abroad that have signed the BSP. The BSP is also expected to cover the importation of living modified organisms, a category that could include our animals. If our animals are not contained as described in the BSP, our animals could be subject to the potentially extensive import requirements of countries that are signatories to the BSP.

    We also are subject to a variety of other federal, state and local laws and regulations in the U.S. and in other countries pertaining to our facilities, the shipment, exportation and importation of various articles, safe working conditions, production practices, environmental protection, fire hazard control, hazardous substance disposal and other health concerns. There can be no assurance that we will avoid incurring significant costs to comply with these laws and regulations or that we will be able to comply with them in the future. Failure to comply with relevant laws and regulations may have a material adverse effect on our business, financial condition and results of operation. Unanticipated changes in existing legal and regulatory requirements or the adoption of new requirements also could have a material adverse effect on us.

    Drugs and diagnostic products are subject to an extensive and uncertain regulatory approval process by the Federal Drug Administration and comparable agencies in other countries. Regulatory requirements ultimately imposed on our products or products developed by our customers could limit our or our customers' ability to test, manufacture and, ultimately, commercialize products, including products for which we are entitled to receive royalty payments.

ETHICAL AND SOCIAL ISSUES MAY LIMIT OR DISCOURAGE THE USE OF KNOCKOUT MICE OR OTHER GENETIC PROCESSES WHICH COULD REDUCE OUR REVENUES

    Governmental authorities could, for social or other purposes, limit the use of genetic processes or prohibit the practice of our gene trap and knockout mouse technologies. Public attitudes may be influenced by claims that genetically engineered products are unsafe for consumption or pose a danger to the environment. The subject of genetically modified organisms, like knockout mice, has received negative publicity and aroused public debate. In addition, animal rights activists could protest or make threats against our facility, which may result in property damage. Ethical and other concerns about our methods, particularly our use of knockout mice, could adversely affect our market acceptance.

ALL OUR RESEARCH IS CONDUCTED AT TWO FACILITIES, AND A NATURAL DISASTER AT THESE FACILITIES IS POSSIBLE AND COULD RESULT IN A PROLONGED INTERRUPTION OF OUR BUSINESS

    We conduct all our scientific and management activities at two facilities in California. Both locations are in seismically active areas. We have taken precautions to safeguard our mouse colony including through insurance, storage of animals off-site at a back-up facility in Massachusetts, the freezing of sperm and the storing of embryonic stem cells, or ES cells, to allow for the regeneration of mice. However, a natural disaster, such as an earthquake, fire, flood or outbreak of infectious disease, could cause substantial delays. This could interrupt mouse breeding, cause us to incur additional expenses and adversely affect our reputation with customers.

SECURITY RISKS IN ELECTRONIC COMMERCE OR UNFAVORABLE INTERNET REGULATIONS MAY DETER FUTURE USE OF OUR PRODUCTS AND SERVICES

    We may provide access to our gene function database on the Internet. A fundamental requirement to conduct our business over the Internet is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the security measures we use to protect the content in our gene function database. Anyone who is able to circumvent our security measures could misappropriate our proprietary information or confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, and these efforts may not be successful. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. For example, recent attacks by computer hackers on major e-commerce web sites have heightened concerns regarding the security and reliability of the Internet.

    Because of the growth in electronic commerce, the U.S. Congress has held hearings on whether to further regulate providers of services and transactions in the electronic commerce market, and federal and state authorities could enact laws, rules and regulations affecting our business and operations. If enacted, these laws, rules and regulations could make our business and operations more costly and burdensome as well as less efficient.

WE RELY ON THIRD-PARTY DATA SOURCES, AND WITHOUT THESE SOURCES, OUR PRODUCTS AND PROGRAMS WOULD BE INCOMPLETE AND LESS APPEALING TO CUSTOMERS

    We may rely on scientific and other data supplied by third parties, and all of our gene sequence data comes from public genomics data. This data could be defective, be improperly generated or contain errors or other defects, which could corrupt our gene function database and our other programs and services. In addition, we cannot guarantee that our sources acquired this data in compliance with legal requirements. In the event of any such defect, corruption or finding of nonconformance, our business prospects could be adversely affected.

OUR COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS

    The market price of our common stock may fluctuate substantially due to a variety of factors, including:

    - announcements of technological innovations or new products by us or our competitors;

    - developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our licensors;

    - the timing and development of our products and services;

    - media reports and publications about genetics and gene-based products;

    - changes in pharmaceutical and biotechnology companies' research and development expenditures;

    - announcements concerning our competitors, or the biotechnology or pharmaceutical industry in general;

    - changes in government regulation of genetic research or gene-based products, and the pharmaceutical or medical industry in general;

    - general and industry-specific economic conditions;

    - actual or anticipated fluctuations in our operating results;

    - changes in financial estimates or recommendations by securities analysts;

    - changes in accounting principles; and

    - the loss of any of our key scientific or management personnel.

    In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. For example, the stock prices of many biotechnology companies, even those that would benefit from publicly available gene sequence information, declined on news of the announcement by President Clinton and British Prime Minister Blair that, as their respective governments had each advocated before, gene sequence information should be freely available in the public domain. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Moreover, market prices for stocks of biotechnology-related and technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management's attention and resources and harm our financial condition and results of operations.

THE FUTURE SALE OF COMMON STOCK COULD NEGATIVELY AFFECT OUR STOCK PRICE

    After this offering, we will have approximately         shares of common
stock outstanding, or       shares if the underwriters' over-allotment is
exercised in full. The         shares sold in this offering, or         shares
if the underwriters' over-allotment is exercised in full, will be freely tradeable without restriction or further registration under the federal
securities laws unless purchased by our affiliates. The remaining         shares
of common stock outstanding after this offering will be available for sale in the public market as follows:

NUMBER OF SHARES                       DATE OF AVAILABILITY FOR SALE
----------------        ------------------------------------------------------------
                        Immediately after the date of this prospectus

                        180 days after the effective date of the registration
                        statement containing this prospectus (subject in some cases to volume and other limitations)

                        At various times after 180 days following the effective date of the registration statement containing this prospectus

    The above table assumes the effectiveness of the lock-up agreements with the underwriters under which holders of substantially all of our common stock have agreed not to sell or otherwise dispose of their shares of common stock. Most of the shares that will be available for sale after the expiration of the lock-up period will be subject to volume restrictions because they are held by our affiliates. In addition, Salomon Smith Barney Inc. may waive these lock-up restrictions prior to the expiration of the lock-up period without prior notice.

    If our common stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. After this offering, the holders of
approximately           shares of our common stock will have rights, subject to
some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Furthermore, if we were to include in a company-initiated registration statement shares held by those holders pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock. Please see "Shares Eligible for Future Sale."

INVESTORS IN THE OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

    We expect the initial public offering price of our shares to be substantially higher than the book value per share of the outstanding common stock. Investors purchasing shares of common stock in this offering will incur
immediate dilution in the amount of $      per share based upon an assumed
initial public offering price of $      per share. To the extent outstanding
stock options or warrants are exercised, there will be further dilution to new investors.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR STOCK, AND AS A RESULT, THE TRADING PRICE FOR OUR SHARES MAY BE DEPRESSED AND THESE STOCKHOLDERS CAN TAKE ACTIONS THAT MAY BE ADVERSE TO YOUR INTERESTS

    Our executive officers and directors and entities affiliated with them will,
in the aggregate, beneficially own approximately       % of our common stock
following this offering. This significant concentration of share ownership may adversely affect the trading price for our common stockholders because investors often perceive disadvantages in owning stock in companies with controlling shareholders. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

OUR INCORPORATION DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS CONSIDER FAVORABLE

    Our amended and restated certificate of incorporation and bylaws will contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

    - authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

    - provide for a classified board of directors; and

    - prohibit stockholder action by written consent.

    In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

WE MAY SPEND THE NET PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU DO NOT
AGREE

    We have not designated any specific uses for the offering proceeds. Accordingly, management will have significant flexibility in applying the net proceeds of the offering. The failure of management to apply the net proceeds effectively could have a material adverse effect on our business, financial condition and results of operations.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

    - limitations in the drug discovery process;

    - the capabilities, development and marketing of our products and services;

    - the benefits of knockout mice programs and, in particular, our technology and methods;

    - the requirements of pharmaceutical and biotechnology companies;

    - our future revenues and profitability;

    - our estimates regarding our capital requirements and needs for additional financing;

    - plans for future products and services and for enhancements of existing products and services;

    - our patents, patent applications and licensed technology;

    - our ability to attract customers and establish licensing and other agreements; and

    - sources of revenues and anticipated revenues, including contributions from customers, license agreements and other collaborative efforts for the development and commercialization of products, and the continued viability and duration of those agreements and efforts.

    This prospectus contains statistical data regarding the biotechnology and pharmaceutical industries that we obtained from private and public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

    In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

    You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                USE OF PROCEEDS

    We expect that we will receive net proceeds of approximately $      from the
sale of the       shares of common stock we are offering, based on an assumed
initial public offering price of $      per share and after deducting
underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we will
receive net proceeds of approximately $      . We currently intend to use the
net proceeds of this offering as follows:

    - to expand product and technology development;

    - to grow our sales and marketing organization;

    - to invest in intellectual property protection; and

    - for working capital and general corporate purposes.

    In addition, we also may use a portion of the net proceeds of this offering for the acquisition of complementary businesses, products or technologies. While we evaluate these types of opportunities from time to time, there are currently no agreements or negotiations with respect to any specific transaction.

    We have not yet determined all of our expected expenditures, and we cannot estimate the amounts to be used for each purpose set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

                                 CAPITALIZATION

    The following table describes our capitalization as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis after giving effect to the automatic conversion of 9,571,430 outstanding shares of convertible preferred stock as of December 31, 1999 into 9,571,430 shares of common stock; and

    - on a pro forma as adjusted basis to give effect to this offering and issuance of the related shares of common stock and the automatic conversion of 9,571,430 outstanding shares of convertible preferred stock as of December 31, 1999 into 9,571,430 shares of common stock.

    You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Capital lease obligations, less current portion.............  $     22   $     22      $     22
Loans payable, less current portion.........................     2,233      2,233         2,233
                                                              --------   --------      --------
  Total long-term debt......................................     2,255      2,255         2,255
                                                              --------   --------      --------
Redeemable convertible preferred stock, $0.001 par value:
  9,621,430 shares authorized, actual; none authorized, pro
  forma and pro forma as adjusted; 9,571,430 shares issued
  and outstanding, actual; none issued and outstanding, pro
  forma and pro forma as adjusted...........................    14,447         --            --
                                                              --------   --------      --------
Stockholders' deficit:
  Preferred stock, $0.001 par value: none authorized,
    actual; 5,000,000 shares authorized, pro forma and pro
    forma as adjusted; none issued and outstanding, actual,
    pro forma and pro forma as adjusted.....................        --         --            --
                                                              --------   --------      --------
  Common stock, $0.001 par value: 13,250,000 shares
    authorized, actual; 75,000,000 shares authorized, pro
    forma and pro forma as adjusted; 1,810,975 shares issued
    and outstanding, actual; 11,382,405 shares issued and
    outstanding, pro forma;       shares issued and
    outstanding, pro forma as adjusted......................         2         11
Additional paid-in capital..................................    10,695     25,133
Unearned stock-based compensation...........................    (7,610)    (7,610)
Deficit accumulated during the development stage............   (18,454)   (18,454)
                                                              --------   --------      --------
  Total stockholders' deficit...............................   (15,367)      (920)
                                                              --------   --------      --------
    Total capitalization....................................  $  1,335   $  1,335      $
                                                              ========   ========      ========

    The actual, pro forma and pro forma as adjusted information set forth in the table excludes:

    - shares of common stock issuable upon the exercise of the underwriters' over-allotment option;

    - 1,562,309 shares of common stock issuable upon the exercise of stock options outstanding, as of December 31, 1999, at an exercise price of $0.35 per share; and

    - 37,713 shares reserved for issuance upon the exercise of warrants outstanding as of December 31, 1999, at an exercise price of $1.75 per share.

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was approximately $(920,000), or $(0.08) per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding assuming the conversion of all shares of convertible preferred stock outstanding as of December 31, 1999 into 9,571,430 shares of common stock. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering on a pro forma as adjusted basis. After giving effect to the sale of the shares of common stock by us at an assumed initial public offering price
of $      per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net
tangible book value as of December 31, 1999 would have been $        , or
$      per share of common stock. This represents an immediate increase in net
tangible book value of $      per share of common stock to existing common
stockholders and an immediate dilution in pro forma net tangible book value of
$      per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................             $
  Pro forma net tangible book value per share before this
    offering................................................  $  (0.08)
  Increase in pro forma net tangible book value per share
    attributable to this offering...........................
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                         --------
Dilution per share to new investors.........................             $
                                                                         ========

    The following table summarizes, on a pro forma basis as of December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing and new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and offering expenses payable by us.

                                   SHARES PURCHASED          TOTAL CONSIDERATION
                                 ---------------------      ---------------------      AVERAGE PRICE
                                   NUMBER     PERCENT         AMOUNT     PERCENT         PER SHARE
                                 ----------   --------      ----------   --------      -------------
Existing stockholders..........  11,382,405         %       $                  %          $
New investors..................
                                 ----------    -----        ----------    -----
  Total........................                100.0%       $             100.0%
                                 ==========    =====        ==========    =====

    The tables and calculations above assume no exercise of the underwriter's
over-allotment option to purchase up to an additional       shares of common
stock. If the underwriters' overallotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced
to     % of the total number of shares of common stock outstanding after this offering and the number of shares of common stock held by new investors will be
increased to       , or     % of the total number of shares of common stock
outstanding after this offering.

    The information also assumes no exercise of any outstanding stock options or warrants. As of December 31, 1999, there were 1,562,309 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $0.35 per share and 37,713 shares of common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average price of $1.75 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    You should read the following selected financial data in conjunction with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period from January 28, 1997 (date of inception) to December 31, 1997 and for each of the two years in the period ended December 31, 1999, and the balance sheet data at December 31, 1998 and 1999, are derived from the audited financial statements included in this prospectus, which have been audited by PricewaterhouseCoopers LLP. The balance sheet data at December 31, 1997 is derived from audited financial statements not included in this prospectus. The diluted net loss per share computation excludes potential shares of common stock (preferred stock, options and warrants to purchase common stock and common stock subject to repurchase rights that we hold), since their effect would be antidilutive. See the notes to our financial statements for a detailed explanation of the determination of the shares used to compute actual and pro forma basic and diluted net loss per share. Our historical results are not necessarily indicative of results to be expected for future periods.

                                                               PERIOD FROM             YEARS ENDED
                                                             JANUARY 28, 1997         DECEMBER 31,
                                                          (DATE OF INCEPTION) TO   -------------------
                                                            DECEMBER 31, 1997        1998       1999
                                                          ----------------------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Contract revenue........................................         $    --           $   381    $  1,240
                                                                 -------           -------    --------
Operating expenses:
  Research and development..............................             879             3,360      12,144
  General and administrative............................             416               638       2,932
                                                                 -------           -------    --------
    Total operating expenses............................           1,295             3,998      15,076
                                                                 -------           -------    --------
Loss from operations....................................          (1,295)           (3,617)    (13,836)
Interest income (expense), net..........................              40               265         (11)
                                                                 -------           -------    --------
Net loss................................................         $(1,255)          $(3,352)   $(13,847)
                                                                 =======           =======    ========
Net loss per common share, basic and diluted............         $    --           $ (9.13)   $ (14.79)
                                                                 =======           =======    ========
Shares used in computing net loss per common share,
  basic and diluted (unaudited).........................              --               367         936
                                                                 =======           =======    ========
Pro forma net loss per share, basic and diluted.........                                      $  (1.32)
                                                                                              ========
Shares used in computing pro forma net loss per share,
  basic and diluted (unaudited).........................                                        10,507
                                                                                              ========

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   987    $ 8,635    $    848
Working capital.............................................      829      7,741      (3,801)
Total assets................................................    1,958     11,280       6,774
Capital lease obligations, less current portion.............       --         65          22
Loans payable, less current portion.........................       --         --       2,233
Redeemable convertible preferred stock......................    2,980     14,447      14,447
Total stockholders' deficit.................................   (1,213)    (4,545)    (15,367)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We were formed in 1997 to discover and provide mammalian gene function information for use by pharmaceutical and biotechnology companies to expedite the drug discovery process. Since our inception, we have engaged primarily in research and development efforts related to our technology which enables us to select genes with therapeutic potential and delete, or knockout, these genes in mice. We then use an extensive, integrated analysis program to determine the function and potential pharmaceutical relevance of these genes. We have a limited operating history and are at an early stage of development. Our strategy and pricing models related to offering our products and programs are unproven.

    To date we have derived all of our revenue from the development and analysis of knockout mice under our DeltaSelect program. As of December 31, 1999, we had an accumulated deficit of $18.5 million. We had net losses of $1.3 million, $3.4 million and $13.8 million in 1997, 1998 and 1999, respectively. Our losses have resulted primarily from costs incurred in connection with research and development activities and from general and administrative costs associated with our operations. Research and development expenses consist primarily of salaries and related personnel costs, material costs, legal expenses resulting from intellectual property filings and other expenses related to the development of our gene function database, DeltaSelect and our gene trap program. We expense our research and development costs as they are incurred. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, professional and other corporate expenses including business development and general legal activities. In connection with the development and expansion of our gene function database, DeltaSelect and our gene trap program, we expect to incur increasing research and development and general and administrative costs. As a result, we will need to generate significantly higher revenues to achieve profitability. We expect to report substantial net losses through the next several years.

    We had five DeltaSelect agreements as of December 31, 1999. For most contracts, revenue is recognized using the contract method of accounting. The contracts specify milestones to be met and the payments associated with meeting each milestone. Revenue is recognized on completion of each milestone. Where the contract does not specify milestones and payment is for completion of the contract, revenue is recognized based on a percentage of completion method accounting. The portion of payments received in advance of the completion of milestones is reflected in deferred revenue. Where revenues are recognized on a percentage of completion basis, but based on the terms of the contract, the receivable cannot yet be billed, these unbilled amounts are shown as unbilled receivables.

    We anticipate that the majority of our future revenues will be derived from fees under agreements with subscribers to our gene function database, however, we do not currently have any subscribers for our gene function database. We further anticipate that our future operating results will depend upon many factors, including the initiation and expiration of subscriptions to our gene function database and customer agreements and general and industry-specific economic conditions which may affect pharmaceutical and biotechnology companies' research and development expenditures. As a consequence, our operating results have fluctuated in the past and are likely to do so in the future.

    We account for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock issued to Employees" and Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock

Appreciation Rights and Other Variable Stock Option or Award Plans" and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation."

    Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 9 of the notes to our financial statements.

    We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

    During 1997, 1998 and 1999, we recorded unearned stock compensation of approximately $40,000, $9,000 and $10.4 million, respectively. Unearned stock compensation represents the difference between the exercise price and the deemed fair market value of our common stock at the date of the grant. These amounts are being amortized as charges to operations over the respective vesting period of the individual stock options, generally four years. We recorded amortization of unearned compensation of $2.8 million for 1999 as compared to $19,000 in 1998 and $17,000 in 1997. As a result of options granted in these years we expect to record amortization expense for unearned compensation as follows: $4.4 million during 2000, $2.0 million during 2001, $920,000 during 2002 and $200,000 during 2003.

    We may incur additional stock based compensation expense in the future as a result of both options or other securities granted at below fair market value and fluctuations in the market value of Deltagen's stock which have a direct impact on the value of options and warrants held by non employees. Subsequent to December 31, 1999 the company granted 856,000 incentive stock options to employees, 93,500 non statutory stock options to non employees and a warrant to purchase 400,000 shares of Series C preferred stock at $3.58 per share.

    We had federal and state net operating loss carryforwards as of December 31, 1999 and 1998 of approximately $32.0 million and $8.3 million, respectively. We also had federal and state research and development tax credit carryforwards as of December 31, 1999 and 1998 of approximately $1.2 million and $393,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 2005, if not utilized. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, we have not recorded any benefit for losses, and a valuation allowance has been recorded for the entire amount of the net deferred asset. Utilization of net operating losses and credits may be substantially limited due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. While this offering is not subject to the change in ownership provisions, certain future sales of our stock could restrict our ability to utilize our net operating loss carryforwards. The annual limitation may result in the expiration of net operating losses and credits before utilization.

RESULTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1999 AND 1998

    Contract revenue increased by $859,000 to $1.2 million in 1999 from $381,000 in 1998. The increase was derived entirely from revenue associated with agreements for the development and analysis of knockout mice. In 1999, all of our revenue came from contracts with Merck, Pfizer, Roche and Tularik. Our contract with Schering-Plough produced no revenues in 1999.

    Research and development expenses increased by $8.8 million to $12.1 million in 1999 from $3.4 million in 1998. The increase was attributable to continued growth of research and development activities, including
$5.7 million related to increased personnel and laboratory supply costs to support development of our gene function database, DeltaSelect and our gene trap program and $1.3 million in higher depreciation and amortization and facilities expenses related to the addition of a second facility in July of 1999. The amortization of unearned stock compensation represents $1.6 million of the increase in research and development expenses. The remainder of the increase was due to expansion in operating activities.

    General and administrative expenses increased by $2.3 million to $2.9 million during 1999 from $638,000 for 1998. The increase included $408,000 related to compensation for business development, finance and administrative personnel and $299,000 related to legal and business consulting fees. The amortization of unearned stock compensation contributed to $1.2 million of the increase in general and administrative expenses. The remainder of the increase was due to expansion in operating activities.

    Interest income (expense), net changed by $276,000 to net interest expense of $11,000 in 1999 from net interest income of $265,000 in 1998. This change resulted from a declining cash and investment balance due to cash used in operating activities and higher debt balances during 1999. The amortization of the deferred interest expenses related to the issuance of warrants in 1999 amounted to $37,000.

  YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM JANUARY 28, 1997 (DATE OF
    INCEPTION) TO DECEMBER 31, 1997

    Contract revenue was $381,000 in 1998 compared to no revenue in 1997. The entire $381,000 was derived from revenue associated with three DeltaSelect agreements for the development and analysis of knockout mice.

    Research and development expenses increased by $2.5 million to $3.4 million in 1998 from $879,000 in 1997. The increase of $2.5 million was attributable to growth of research and development activities, including $2.1 million related to increased personnel and laboratory supply costs to support development of our gene function database, DeltaSelect and gene trap programs and $327,000 related to increased depreciation and amortization and facilities expenses related to the expansion of our operations. The remainder was due to expansion in operating activities.

    General and administrative expenses increased by $222,000 to $638,000 in 1998 from $416,000 for 1997. The increase of $222,000 included $73,000 related to compensation for business development, finance and administrative personnel and $136,000 related to legal and business consulting fees. The remainder was due to expansion in operating activities.

    Interest income (expense), net increased by $225,000 to $265,000 in 1998 from $40,000 for 1997. This increase resulted from increasing cash and investment balances as a result of additional private equity financing during 1998. Interest expense was $3,000 in 1998 with no interest expense in 1997. This increase resulted from the addition of debt in 1998.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations from inception primarily through private sales of common and preferred stock and contract payments to us under our DeltaSelect agreements and equipment financing arrangements. As of December 31, 1999, we had received net proceeds of $14.5 million from issuances of common and preferred stock. In addition, from our inception through December 31, 1999, we received $2.0 million in cash payments from our agreements for the development and analysis of knockout mice, of which $1.0 million had been recognized as revenues through December 31, 1999.

    As of December 31, 1999, we had $848,000 in cash and cash equivalents, as compared with $8.6 million as of December 31, 1998. We used $7.2 million for operating activities in 1999. This consisted of the net loss for the period of $13.8 million offset in part by non-cash charges of $705,000 related to depreciation and amortization expenses and $2.8 million related to the amortization of unearned stock compensation. We used $3.5 million in investing activities in 1999 which consisted of capital expenditures. We received
$2.9 million from financing activities in 1999, which consisted primarily of net proceeds from the sale of common stock for $83,000 and $3.3 million in loans offset by repayments of $457,000.

    In December 1998 and March 1999, we entered into loan agreements of $1.8 million and $1.5 million, respectively, which were fully drawn down during 1999. As of December 31, 1999, the entire $2.9 million outstanding was secured by property and equipment. Amounts outstanding under these loans accrue interest at a weighted average rate of approximately 11.2% and are due in monthly installments through 2003. In addition, as of December 31, 1999, we had $52,000 in capitalized lease obligations outstanding compared to $93,000 at December 31, 1998.

    Our capital requirements depend on numerous factors, including our ability to obtain gene function database subscriptions and DeltaSelect agreements, the amount and timing of payments under these subscriptions and agreements, the level and timing of our research and development expenditures, market acceptance of our product, the resources we devote to developing and supporting our products and other factors, many of which are outside of our control. We expect to devote substantial capital resources to continue and expand our research and development efforts, to expand our sales and marketing organization, and for other general corporate activities. We believe that our current cash balances, which include proceeds from the Series C financing which raised $22.5 million in January 2000, together with the net proceeds of this offering and the revenues we believe will be derived from subscriptions to our gene function database and collaborative research agreements, will be sufficient to fund our operations through 2001. During or after this period, if cash generated by operations is insufficient to satisfy our liquidity requirements, we may need to sell additional equity or debt securities or obtain additional credit arrangements. Additional financing may not be available on terms acceptable to us or at all. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders. Any debt financing may have restrictive covenants that adversely affect our operating plans and flexibility. The rights of any debt or preferred stockholders will be senior to those of our common stockholders.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We invest our excess cash primarily in U.S. government securities and marketable debt securities of financial institutions and corporations with strong credit ratings. These instruments have maturities of twenty-four months or less when acquired. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions in any material fashion. Accordingly, we believe that, while the instruments we hold are subject to changes in the financial standing of the issuer of such securities, we are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

    We have operated solely in the United States and all sales to date have been made in U.S. dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations.

YEAR 2000 ISSUES

    In late 1999, we completed our remediation and testing of systems. As a result of our planning and implementation efforts, we experienced no significant disruptions in mission-critical information technology and non-information technology systems and believe those systems successfully responded to the Year 2000 date change. We are not aware of any material problems resulting from Year 2000 issues, either with our products under development, our internal systems, or the products and services of third parties. We will continue to monitor our mission-critical computer applications and those of our suppliers and vendors to ensure that any latent Year 2000 matters that may arise are addressed promptly.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB No. 101), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We do not believe SAB No. 101 will have any significant impact on our financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. We do not believe that the implementation of SFAS No. 133 will have any significant impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

    We have developed technology to convert raw genetic data into mammalian gene function information to help pharmaceutical and biotechnology companies expedite the drug discovery process. Our technology enables us to select genes with therapeutic potential and delete, or knockout, these genes in mice. We then use an extensive, integrated analysis program to assess the function and potential pharmaceutical relevance of these genes. We believe that our technology allows us to knockout genes in mice on a larger scale and at a faster rate than has been previously possible. To promote more efficient use of our data, we have developed DeltaBase, a proprietary, searchable database that will provide immediate access to gene function information and potential targets for drug discovery.

BACKGROUND

  OVERVIEW

    Pharmaceutical and biotechnology companies are continually challenged to develop and market increased numbers of drugs. This challenge has led to increased research and development spending and the development of a new research focus called genomics-based drug discovery. This new research effort involves understanding the relationship between genes and the functions they regulate. An organism's genetic information, or genome, is comprised of deoxyribonucleic acid, or DNA molecules, and DNA itself is comprised of four different chemical subunits called nucleotide bases that are strung together in a precise sequence. Encoded within a DNA sequence are discrete sets of instructions, or genes, that collectively serve to regulate our biological processes by producing proteins. Alterations in gene sequence, or mutations, form the basis of disease.

    Understanding the critical role that genes play in regulating biological processes and disease has led to efforts to obtain information on all the genes contained within the human genome and the genomes of other organisms. International public and private genomics projects have generated vast amounts of data and identified nearly all the genes within the human genome. The first draft of the complete human genome is anticipated to be released this year. The human genome is comprised of approximately three billion nucleotide bases that encode approximately 140,000 genes. Approximately 3,000 to 10,000 of these genes may have potential as drug targets. This is a significant increase over the approximate 500 targets that currently are the focus of drug development. Seeking to capitalize upon the opportunity to discover new drug targets, pharmaceutical, biotechnology and genomic companies are rapidly pursuing genomics-based drug discovery programs. We believe that a system that will enable a more rapid commercialization of these newly discovered genes can be of significant value to drug manufacturers.

    Genomics-based drug discovery generally consists of:

    - discovering and identifying DNA sequences that make up the genes within the genome;

    - determining the function of the discovered genes so that their role in regulating biological processes and disease can be understood;

    - using information on gene function and disease relevance to assess the value of a particular gene or its protein product as a target for drug discovery; and

    - utilizing high-throughput chemistry and other drug discovery methods to target the relevant gene to produce a commercially viable drug.

    Pharmaceutical, biotechnology and academic researchers have made considerable progress in identifying genes. However, a significant current impediment to genomics-based drug discovery is the difficulty of determining gene function. Determining gene function with respect to a biological process or disease is a complex undertaking that requires extensive and detailed physiological analysis.

  DISCOVERING GENE FUNCTION

    The scientific community has attempted to find efficient methods of determining the functions of individual genes for several decades. This process is particularly challenging for the pharmaceutical industry because drug development requires a very precise understanding of potential drug discovery targets. It is important that a pharmaceutical or biotechnology researcher understands all the possible ramifications of targeting a gene or its associated protein with a drug, including any potentially serious side effects of drug administration. Consequently, before a gene is selected as a candidate for the expensive and time consuming drug discovery and development process, its complete functional role should be determined. Determining whether a gene is a relevant target for drug discovery is a process termed target validation. Currently, researchers generally use the standard or genetic approaches to drug target discovery and validation described below.

                   [GRAPH SHOWING STEPS INVOLVED IN STANDARD,
                        GENETIC AND DELTAGEN APPROACHES]

    STANDARD APPROACH TO TARGET DISCOVERY AND VALIDATION

    The objective of the standard approach to target discovery is to sort through the tens of thousands of gene sequences to find a select few that can be analyzed using current techniques for determining IN VIVO biology, or the function of the gene in a living organism. Under the standard approach, researchers:

    - identify a gene sequence;

    - isolate and make an operational copy of the gene in order to facilitate physiological analysis of its function;

    - find the tissues where the gene is active, or expressed, which may provide clues about the potential functional role of the gene;

    - perform cell-based, or IN VITRO, experiments using potentially relevant cell types to define a potential role for the gene; and

    - conduct studies in a living mammal, or IN VIVO studies, to determine the role of the gene in a whole organism, a key step in providing confirmation of the gene as a validated target for drug discovery.

    The standard approach to target discovery is a time consuming, expensive and multi-staged process in which only a limited number of genes reach the final steps of the validation process. The lack of IN VIVO data early in this process can lead to the selection of genes based on criteria that do not necessarily reflect their functions in a living organism. This can lead to the rejection of genes that represent valid targets.

    GENETIC APPROACH TO TARGET DISCOVERY AND VALIDATION

    Since the function of a gene in an animal can vary widely from its function as determined by IN VITRO studies, it is preferable to obtain IN VIVO data at an early stage in the drug discovery process. To accomplish this, some pharmaceutical and biotechnology companies have employed a genetic approach which initially uses non-mammalian organisms to determine IN VIVO function. Under the genetic approach, researchers:

    - choose a lower organism, such as a fly or worm, based on the compatability of the organism with the specific organ system or function to be studied;

    - create a functional mutation in the lower organism by using chemicals to produce a permanent genetic alteration that is reflected by an observable change in the organism;

    - identify the mutated gene responsible for the observed change;

    - find the equivalent gene in mammals; and

    - conduct IN VIVO studies to determine the role of the gene in a whole organism, a key step in providing confirmation of the gene as a validated target for drug discovery.

    The genetic approach to target discovery is subject to a number of limitations. Under the genetic approach, researchers randomly mutate the genome. This may result in the identification of genes with interesting functions; however, these genes may not become valid drug targets because only a certain subset of genes are amenable to current drug discovery methods. In addition, since lower organisms are far less complex than mammals, they do not have many of the mammalian genes and their corresponding physiological functions. Thus, while lower organisms can provide information on gene function similarity with humans, their ability to provide information concerning how genes control mammalian physiology is limited. As a result, validation typically requires mammalian studies which are traditionally time-consuming and costly.

    DETERMINING MAMMALIAN GENE FUNCTION

    During the past decade, the preferred method for determining a gene's function in mammals has been to disrupt, or knockout, the gene in a mouse, and to assess the physiological, pathological and behavioral consequences of removing the gene from the animal. The results of this analysis can determine the function and disease relevance of a particular gene.

    Mice and humans are both higher mammals, and their genomes are similar in size and gene content. Therefore, performing knockouts of genes in mice has advantages over studies in non-mammalian organisms for defining the function and disease relevance of human genes. Additionally, mice are one of the few mammals for which approaches to genetic manipulation have been established. Because of the high degree of physiological and genetic similarity between mice and humans, the mouse gene knockout system has the potential to become an effective and widely accepted model for target validation studies.

    A drawback of this model has been the low-throughput, high-cost and commercially unfeasible time-frames for production. Traditional approaches to create mouse knockouts allow a research team to create only a limited number of knockouts per year. As a result, mouse knockouts have been used as the last step of the target validation process, if at all.

    Despite the time-frame and labor intensive nature of the process, the academic scientific community has adopted the mouse knockout as a model for gene function studies. Information from these studies is often publicly available. However, this information is often fragmentary, difficult to obtain and is selectively and non-uniformly reported. In addition, when such information is available, it can be difficult to cross-reference or compare using standardized medical/scientific vocabulary or to compare with pre-existing models of disease.

    Collectively, these limitations have made mouse knockouts difficult to use as a first-line drug discovery tool despite their utility in determining gene function.

OUR SOLUTION

    We have developed a fully integrated target validation system that provides gene function information based on mouse knockouts at the earliest stages of drug target discovery. We believe that our solution is the only system that can move directly from gene identification to determination of gene function in a mammalian organism on a commercially viable scale.

    We utilize proprietary molecular biology systems to more efficiently knockout genes in mice on a large scale and conduct a detailed analysis of the resulting physiological, pathological and behavioral effects in these mice. As a result, we assess the function of the gene in a mammal that is closely related genetically and physiologically to humans.

                   [GRAPH SHOWING STEPS INVOLVED IN STANDARD
                            AND GENETIC APPROACHES]

    We believe our technology platform and approach offer significant advantages over the standard and genetic approaches, including:

    - INCREASING THE SCALE AND SPEED OF GENERATING MAMMALIAN GENE FUNCTION INFORMATION AND THE DELIVERY OF VALIDATED GENE TARGETS. Based on our current knockout rates, we expect to be able to target, analyze and deliver detailed IN VIVO gene function information on approximately 300 different genes per year. This is a significant improvement over traditional approaches which produced an estimated worldwide total of over 700 reported mouse knockouts between 1991 and 1997. Our proprietary high-throughput gene knockout and analysis system can be scaled-up to even greater capacity if we determine additional production is required. We believe our methods reduce the time involved in the generation of gene function information and the delivery of validated gene targets when compared with conventional gene knockout methods.

    - REDUCING THE COST OF DETERMINING GENE FUNCTION AND PROVIDING VALIDATED GENE TARGETS. By providing a fully integrated target validation system as opposed to a multi-tier process, we believe we can reduce the number of steps and costs associated with the target validation process and the number of parties to whom royalties must be paid. Through our database product, we intend to provide our customers with information on gene function and the target potential of genes earlier in the drug discovery process than under the standard or genetic approaches. We believe that early access to IN VIVO data allows selection of appropriate drug targets, increases efficiency and reduces costs by allowing our customers to focus on genes with high potential for successful drug development. This information allows our customers to eliminate non-viable targets from potential development earlier in the discovery process.

    - PRE-SELECTING COMMERCIALLY RELEVANT MAMMALIAN GENE TARGETS. We have focused our target validation efforts on gene families that we believe have the greatest potential for drug development. Worldwide genome sequencing efforts have identified many new members of the gene families currently targeted by the pharmaceutical and biotechnology industry, including approximately 1,000 members that we have initially selected that may have therapeutic potential.

    - ALLOWING OUR CUSTOMERS TO STORE, ACCESS, MANIPULATE AND ANALYZE GENE FUNCTION INFORMATION THAT WE GENERATE. We have developed a comprehensive, proprietary information technology infrastructure for the delivery, maintenance and use of the data we produce. Each year, we expect to generate approximately one million individual measurements of physiological, biochemical and behavioral observations, or data points, relating to gene function in mammalian systems. We organize and will deliver our data in a manner that we believe will provide simple and rapid accessibility. Additionally, our data is compatible with standard computing tools used by the pharmaceutical and biotechnology industries.

    - PROVIDING ACCESS TO KNOCKOUT MICE. The preclinical testing, or animal testing, of drugs has often been impeded by the lack of animal models that can represent the human disease condition. We believe our fully integrated target validation system can produce and deliver relevant knockout mouse models to the pharmaceutical and biotechnology industries. These knockout mouse models can be used for further research and development relating to gene function and disease analysis.

    - PROVIDING OUR INTELLECTUAL PROPERTY PORTFOLIO ON THE FUNCTIONAL ROLE OF GENES. We are pursuing intellectual property protection for our gene function discoveries and plan to grant our customers the right to use our intellectual property.

    In addition to our gene function database, we have a program called Delta-GT to discover novel, commercially relevant secreted proteins. Secreted proteins are proteins that play an important role in the formation, regulation, growth and maintenance of multi-cellular organisms. Examples of well-known secreted proteins include insulin, human growth hormone and erythropoeitin, or EPO. Using proprietary technologies, we have developed a program that identifies and defines the mammalian IN VIVO function of secreted proteins. Specifically, we have proven genetic technologies that allow us to more rapidly identify and knockout secreted proteins in mice. We believe that our Delta-GT program provides a foundation for developing and commercializing proprietary therapeutic protein products.

OUR STRATEGY

    Our goal is to be the leading provider of data on the function, role and disease relevance of mammalian genes to the pharmaceutical and biotechnology industries. We believe our data will improve the speed, efficiency and effectiveness of drug discovery. Additionally, we intend to use our proprietary genetic technologies to discover novel therapeutic secreted proteins. The key elements of our strategy include:

    - BECOMING THE MOST COMPREHENSIVE SOURCE OF INFORMATION ON MAMMALIAN GENE FUNCTION AND TARGET VALIDATION. We intend to expand our current proprietary technologies and develop new programs and systems to increase the scale, scope and depth of our database content. We believe that we can continue to discover, refine and deliver information that is relevant to the drug discovery process.

    - FOCUSING ON THE COMMERCIAL NEEDS OF OUR CUSTOMERS. We plan to deliver valuable information to our customers and allow them to concentrate on the drug discovery process downstream of target validation. By focusing our research process on target validation and obtaining functional information, we believe we provide our customers meaningful time and cost savings in their drug discovery efforts. We plan to deliver information to our customers over their proprietary intranets or eventually over the Internet to facilitate real-time access and searching of our database product.

    - CONTINUING TO PURSUE INTELLECTUAL PROPERTY RIGHTS. We are employing an intellectual property strategy to secure patent, trademark and copyright protection for what we believe to be our commercially relevant inventions, products, and methods. We intend to offer our customers access to our intellectual property portfolio. We believe that securing patent rights around gene function and functional utility associated with the development and commercialization of genes as drug targets may provide us with licensing and other revenue generating opportunities.

    - PURSUING EARLY-STAGE DEVELOPMENT OF TARGETS FOUND THROUGH OUR GENE TRAP PROGRAM. We plan to continue the development of our gene trap program in order to provide a pipeline of secreted proteins to serve as potential drug discovery candidates. We intend to pursue early stage, in-house development of selected opportunities that arise from this program, and we may attempt to capitalize on these discoveries through collaborative arrangements with pharmaceutical and biotechnology companies.

    - ACQUIRING TECHNOLOGIES TO MEET THE CONTINUING TARGET VALIDATION NEEDS OF CUSTOMERS. We intend to acquire and license additional products and programs, if we determine that these products or programs complement our existing target validation technologies or augment our existing information technology platforms.

OUR PRODUCTS AND PROGRAMS

    We have developed and plan to continue to develop technologies, products and programs that determine the function and disease relevance of genes in mammalian organisms. We have developed and are expanding the following products and programs:

  DELTABASE

    OVERVIEW

    DeltaBase is our database which provides information, based on knockout mouse studies, on gene function and validated gene targets for drug discovery. We created DeltaBase to be marketed to the pharmaceutical and biotechnology industries to help define the role that genes play in biological processes and disease. We believe that DeltaBase can become a valuable resource for mammalian gene function information and validated targets.

    At our current rate of production, we expect to provide gene function and target validation information, through DeltaBase, on approximately 250 different genes per year. We select genes for DeltaBase based upon their potential to become useful drug targets. We generate information on these genes by comprehensively analyzing knockout mice generated through our proprietary, gene knockout methods. Each knockout mouse undergoes a standardized, detailed and extensive analysis in order to determine the function and role that a particular gene plays in the mouse and that gene's suitability as a drug target. We currently intend that DeltaBase will deliver a total of approximately one million individual, IN VIVO function, data points per year. We believe that the body of gene function information delivered under DeltaBase will provide an advantage to the drug discovery efforts of pharmaceutical and biotechnology companies by reducing the time required for target validation.

    In addition to accessing target validation data, DeltaBase customers will have access to the mouse knockouts used to generate this data. Access to these animals will allow DeltaBase customers to more rapidly pursue specific areas of interest. We believe this will be attractive to smaller pharmaceutical companies who lack the necessary infrastructure for wide-scale target validation programs.

    DELTABASE TECHNOLOGIES

    We designed DeltaBase to provide our customers with the ability to compare resulting phenotypic and gene function data across hundreds of different mammalian genes from different gene families selected for their potential commercial relevance to drug discovery. In order to generate, analyze, store, manipulate and deliver such large volumes of data and information, we have developed proprietary, high-throughput, scalable, assembly-line methods to:

    - SELECT MAMMALIAN GENES AND GENE FAMILIES TO IDENTIFY VALIDATED DRUG TARGETS. In selecting the gene families for DeltaBase, we targeted those that have demonstrated their value as drug development targets, have led to the commercialization of successfully marketed drugs and present potential additional drug development targets. The current gene families represented in DeltaBase include the G-protein coupled receptors, ion channels and proteases. As part of the gene target selection process, we utilize information technology, statistical analysis and biological information systems to extract and analyze publicly available data on the human genome to search for additional genes and gene families with potential commercial relevance to drug discovery efforts. This application of statistical and mathematical models to genetics is known as bioinformatics. To date, our bioinformatics program has focused on an initial pipeline of approximately 1,000 potential targets for development under DeltaBase that may be of interest to prospective pharmaceutical and biotechnology customers.

    - RAPIDLY GENERATE LARGE NUMBERS OF KNOCKOUT MICE. We utilize proprietary molecular biology systems to more efficiently knockout genes in mice on a large scale. Using our proprietary genetically engineered materials and methodologies, we have increased the scale and reduced the time and cost required to identify the IN VIVO function of mammalian genes. We are able to move directly from a small amount of gene sequence information straight to the production of knockout mice and the determination of gene function and validated targets. Our processes have been scaled-up to produce and analyze approximately 250 gene knockouts per year for our Deltabase program, which we believe is a significant improvement over historical, relatively limited industry production. This high-throughput system can be readily scaled up to even greater capacity if we determine additional production is required.

    - EXTENSIVELY ANALYZE THE KNOCKOUT MICE GENERATED. We have developed and employ large-scale assembly-line analysis programs that provide detailed physiological, pathological and behavioral data. This analysis is performed on all tissues and organ systems within the mouse. Moreover, this analysis of the entire organism may provide information on possible side effects and toxicology profiles associated with each gene and its function. We are also in the process of developing further analytical programs in areas such as the central nervous system, cardiovascular system, infectious disease, inflammation and the immune system. We believe that the DeltaBase knockout mice can serve as efficient vehicles for the generation of additional complementary information and data on gene function.

    - ACCURATELY AND EFFICIENTLY CAPTURE, STORE, MANIPULATE AND DELIVER APPROXIMATELY ONE MILLION INDIVIDUAL DATA POINTS PER YEAR GENERATED FROM THE ANALYSES OF KNOCKOUT MICE. DeltaBase customers will have the ability to access, utilize and perform multifaceted analysis on the gene function data and information contained in DeltaBase. In addition, our proprietary information technology allows our customers to perform searches of the gene function analyses contained in DeltaBase, obtain detailed scientific and pathology summaries of gene function findings and submit inquiries and questions to DeltaBase through a medical/scientific vocabulary search engine containing approximately 1.5 million terms. To meet the needs of DeltaBase customers, the data and information is readily exportable and can be manipulated by information technology tools and other databases widely employed in the pharmaceutical and biotechnology industries.

    MARKETING AND CUSTOMER AGREEMENTS

    We are currently marketing DeltaBase as a multi-year, nonexclusively licensed subscription database for which we intend to charge a yearly subscription fee, milestone fees and royalties. Potential DeltaBase customers also have the right to license the knockout mice, certain genetically engineered materials and the intellectual property estate that we are pursuing. We do not currently have any DeltaBase subscribers.

  DELTASELECT

    OVERVIEW

    DeltaSelect is our custom gene knockout program which uses our proprietary technology employed in our database program. Our DeltaSelect program is different, however, because our customers select and identify to us the particular genes that they wish to have knocked out in mice. We provide customers with access to our gene knockout technologies and the resulting knockout mice, data and information generated under each DeltaSelect program. To date, we have limited our DeltaSelect marketing efforts to those particular pharmaceutical and biotechnology companies that we believe have the potential to subscribe to our gene function database or to enter into larger scale programs. DeltaSelect is also offered as a program to provide additional target validation and gene function information to potential database subscribers.

    We have produced customized knockout mice at the direction of our customers for a limited number of pharmaceutical companies. Currently, we are undertaking DeltaSelect knockout programs under agreements with Merck, Pfizer, Roche and Schering-Plough. While our written agreement with Tularik has expired, we continue to provide knockout mice to Tularik.

    DELTASELECT TECHNOLOGY

    We are currently developing technologies that can be used to create conditional knockout mice. Conditional knockout mice are mice in which the gene of interest is removed under unique conditions in a specific tissue or cell type at selected and controlled times. We are currently developing conditional knockout systems for our DeltaSelect program using CRE/LOX and FLP/FRT recombinase technologies.

    MARKETING AND CUSTOMER AGREEMENTS

    Under our DeltaSelect program, we receive a payment for each customized knockout that we produce. We retain ownership of the technology and intellectual property relating to the generation of knockout mice, and our DeltaSelect customers own the data and information relating to the knockout mice we generate.

  DELTA-GT

    OVERVIEW

    Delta-GT is a secreted protein, gene trap program currently under development that simultaneously identifies and determines the function of mammalian secreted proteins. We believe this technology represents a tool for the identification and development of a potential pipeline of new drugs. Secreted proteins represent proteins that are synthesized for export from the cell or to the surface membrane of the cell where they play a role in the communication between cells. These communication roles are essential for the formation, regulation, growth and maintenance of multi-cellular organisms. Currently, secreted proteins constitute the majority of successful targets for drug discovery. Examples of well-known secreted proteins include insulin, human growth hormone and erythropoeitin, or EPO.

    Current pharmaceutical and biotechnology industry methods to identify novel secreted proteins center on bioinformatics, which is the application of statistical and mathematical models to genetics, and gene capturing technologies. These methods are able to identify novel genes representing secreted proteins but do not have the ability to determine the function of the identified genes and proteins in mammalian systems. We believe that our Delta-GT system will have the advantage of being able to both discover and identify novel genes and to simultaneously inactivate or knockout these genes in mouse embryonic stem cells, or ES cells. Our technology allows us to produce knockout mice lacking the gene of interest that can be processed in the high-throughput functional analysis programs that we employ in our DeltaBase program. We believe the Delta-GT system will offer an opportunity to discover and develop new therapeutic proteins that have the potential to become drugs.

    DELTA-GT TECHNOLOGY

    We are an exclusive worldwide licensee of a secreted protein gene trap from the University of Edinburgh that identifies genes that code for secreted proteins and simultaneously enables the production of knockout mice to determine the IN VIVO function of these genes. This secreted protein gene trap technology will work in all cell types. However, when the system is employed in mouse ES cells, the resultant ES cells containing the gene deletion can be used to rapidly generate knockout mice.

    We believe that the benefits of our Delta-GT technology are its ability to:

    - identify rarely expressed genes;

    - move directly to IN VIVO analysis in the mouse eliminating the need for cell-based experiments that require protein or antibody production to define function;

    - directly define the role of cell surface receptors and function in all cell types; and

    - identify key secreted proteins in a variety of physiological conditions.

    In a mammalian genome, genes are compiled from several regions of DNA termed exons that are separated from each other by non-coding DNA termed introns. When a gene is turned on or expressed, the exon segments are brought together to produce proteins. Gene traps function by introducing DNA into the genome of the cell and using the cell's own protein producing machinery to make a hybrid protein. Part of the protein is made from the genome DNA and part is made from the gene trap DNA that is introduced into the cell. This hybrid DNA causes disruption of the normal sequence that produces the functional gene code and results in loss of normal protein production, which effectively knocks out the gene.

    We employ a gene trap system that is incorporated into the DNA of cells and is designed to specifically hit and identify genes that produce secreted proteins. Secreted proteins have a distinguishing feature, similar to a zip code, that instructs the cell to export the newly synthesized protein from the cell or to the cell membrane. This feature is referred to as a signal sequence. Delta-GT uses a system that relies upon the presence of the signal sequence to direct the expression of a detection gene contained within the gene trap DNA. When this detection gene is activated, cells will stain blue. This allows the employment of a simple visual inspection to identify cells in which a secreted protein has been hit by the trap. If the gene trap hits a protein that is not secreted, the detection gene is not activated and no staining of the cell occurs. When we introduce our gene trap into mouse ES cells, we are able to produce knockout mice in which the function of a gene has been disrupted.

COMMERCIALIZATION

    We market our products globally through our own internal sales, marketing and business development organization. Our commercialization strategy is to:

    - initially target large pharmaceutical and biotechnology companies for database subscriptions;

    - develop and offer line extensions and other products under our database program;

    - expand and offer our services to smaller pharmaceutical and biotechnology companies who lack the necessary infrastructure for wide-scale target validation programs;

    - use DeltaSelect for future technology development and to introduce our customers to our database program; and

    - discover, identify and develop secreted proteins for therapeutic use either by exclusive license or through co-development strategies under the gene trap program.

    Our marketing department is responsible for developing marketing strategy and pricing policies as well as producing promotional materials. Our marketing department also works directly with our customers' technology and licensing officers and facilitates communication between us and our customers' scientists. We also provide customer support services, including training and education, and we elicit customer feedback which we consider when developing and improving our products.

CUSTOMERS

    Under our DeltaSelect program, we have entered into arrangements with major pharmaceutical companies where we produce customized standard, or unconditional, knockout mice.

    We currently perform services under our DeltaSelect program for Schering-Plough, Merck, Pfizer, Roche Biosciences and Tularik. These customers accounted for all of our revenues for the year ended December 31, 1999. Pfizer, Roche and Merck accounted for 64%, 20% and 14%, respectively, of our revenues in 1999. We do not have a written agreement with Tularik, and our agreements with Roche and Pfizer expire in November and December 2000, respectively.

    We currently do not have any customers for our DeltaBase product, and are not seeking to commercialize any drug candidates through our Delta-GT program.

RESEARCH AND DEVELOPMENT

    As of December 31, 1999, we had a total of 100 employees dedicated to research and development activities. We have spent substantial funds over the past three years to develop our database and other programs and expect to continue to do so in the future. We spent approximately $879,000 in 1997, $3.4 million in 1998 and $12.1 million in 1999 on research and development.

INTELLECTUAL PROPERTY

    Our policy is to pursue patent protection around our commercially relevant products, techniques and methods. We intend to file applications covering all the knockout mice we produce. We also intend to pursue patent, copyright and trademark protection with respect to any information technologies, systems or other products which we believe would benefit from these protections. We cannot assure you, however, that any of our patent applications will result in the issuance of any patents, that our patent applications will have priority over others' applications, or that, if issued, any of our patents will offer protection against our competitors. Additionally, we cannot assure you that any patent issued by us will not be challenged, invalidated or circumvented in the future or that the rights created thereunder will provide a competitive advantage. Litigation may be necessary to enforce any patents issued to us, to protect trade secrets or know-how owned by us or to determine the enforceability, scope, and validity of the proprietary rights of others.

    Others may have filed and in the future are likely to file patent applications that are similar or identical to ours. To determine the priority of inventions, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office that could result in substantial cost to us. We cannot assure you that any patent application of another will not have priority over patent applications filed by us. Our commercial success depends in part on our neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to our technologies and products.

    We have obtained licenses for certain technologies. However, we cannot assure you that we will be able to obtain licenses for technology patented by others on commercially reasonable terms, if at all, that we will be able to develop alternative approaches if unable to obtain licenses or that our current and future licenses will be adequate for the operation of our business. Our failure to obtain necessary licenses or to identify and implement alternative approaches could have a material adverse effect on our business, financial condition and results of operations.

    We also rely upon trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets, or that we will be capable of protecting our rights to our trade secrets.

    In 1998, Lexicon Genetics Incorporated, one of our competitors, informed us that it was a coexclusive licensee under a patent covering certain isogenic DNA technology that may be used to modify the genome of a target cell. We have not been contacted by Lexicon about this matter since their initial letter to us.

COMPETITION

    We face significant competition in the area of genomics-based research from for-profit companies such as Celera Genomics, Curagen, Inc., DNX (a subsidiary of Phoenix International Life Sciences, Inc.), GeneLogic, Inc., Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Lexicon Genetics Incorporated and Millennium Pharmaceuticals, Inc., among others, many of which have substantially greater financial, scientific and human resources than we do. In addition, the Human Genome Project and a large number of universities and other not-for-profit institutions, many of which are funded by the U.S. and foreign governments, are also conducting research to discover genes and their function.

    We face, and will continue to face, significant competition in our efforts to validate drug targets and to attract research dollars. Many other companies that have or are developing capabilities in the use of living organisms to define gene function. These competitors include such companies as Lexicon Genetics Incorporated, Exelixis, Inc., and Devgen N.V. Additionally, many genomics companies may expand their capabilities to determine gene function. Further, as we expand our range of products and services, such as our gene trap program, we will compete with additional companies, some of which may be our current customers.

    Companies focused specifically on other organisms, such as fruit flies, worms and yeast, use methods of identifying potential drug targets which are different than ours. In addition, pharmaceutical, biotechnology and other genomics companies, as well as a number of universities and other not-for-profit institutions, are seeking to develop competing technologies. Many of these competitors have substantially greater financial, scientific and human resources than we do. Many of these competitors also have substantially greater experience than we do in their respective fields. As a result, our competitors may succeed in developing products and technologies earlier than we do or in developing products and technologies that are more effective than ours.

    We believe that the principal competitive factors in selling our products and services are the quality and reliability of the gene function information, the volume of the gene function information, the features and ease of use of database products and the cost and pricing of competing products. We believe that we compete favorably with respect to these factors; however, our market is rapidly changing and we expect to face further competition from new market entrants and consolidation of our existing competitors.

GOVERNMENT REGULATION

    The Animal Welfare Act governs the humane handling, care, treatment and transportation of some animals used in U.S. research activities. Mice, including the mice in our knockout programs, are currently not subject to regulation under the Animal Welfare Act. Additionally the USDA, which enforces the Animal Welfare Act, is presently considering changing the regulations issued under the Animal Welfare Act to include mice within its coverage. The Animal Welfare Act imposes a wide variety of specific regulations on producers and users of animal subjects, most notably personnel, facilities and statistical standards, cage size, feeding, watering and shipping conditions and environmental enrichment methods. If the USDA decides to include mice in its regulations, we could be required to alter our production operation for these models, including adding production capacity, new equipment and additional employees. It is possible that the USDA's actions will negatively affect our operations. In addition, although we do not anticipate the addition of mice to the Animal Welfare Act to require significant expenditures, it is possible that the Animal Welfare Act, when amended, may be more stringent than we expect and require significant expenditures. Any future amendments to the Animal Welfare Act or other laws or regulations may also require significant expenditures by us.

    Furthermore, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals. To the extent that we provide products and services overseas, we also have to comply with foreign laws, such as the European Convention for the Protection of Animals During International Transport and other anti-cruelty laws. The Council of Europe is presently considering proposals to more stringently regulate animal research.

    We currently have no plans to pursue the clinical development of our validated targets, and, therefore, do not anticipate having the regulatory constraints typical of many biotechnology and pharmaceutical companies. In the future, we may decide to pursue pre-clinical development in order to exploit their validated targets. To the extent any of the validated targets are appropriate for clinical development, we will pursue corporate partners to undertake such activities.

    Our customers that pursue clinical development of drugs based on our research will be subject to extensive regulation, especially under the Federal Food, Drug and Cosmetic Act. This law governs the pre-clinical and clinical development, manufacturing, distribution, including export, and labeling of drugs. We are also subject to a variety of other federal and state laws and regulations in the U.S. and in other countries pertaining to our facilities, the shipment, exportation and importation of various articles and health and safety matters. For example, the Department of Transportation and various international guidelines and regulations govern the transport of different types of materials. The Bureau of Export Administration of the Department of Commerce exercises export controls over technology such as our gene database. The Department of Health and Human Services and USDA both regulate various types of articles that present the possibility of spreading communicable and other diseases, including the regulation of vectors, such as animals and articles that present risks of other harm to plants, human beings and other animals. The Environmental Protection Agency has responsibility for facility emissions and other environmental matters, including the regulation of new chemical substances, which could include gene sequences.

    Since we are in the business of developing animals containing changes in their genetic make-up, we may become subject to a variety of laws, guidelines, regulations and treaties specifically directed at genetically modified organisms, or GMOs. The area of environmental releases of GMOs is rapidly evolving and is currently subject to intense regulatory scrutiny, particularly internationally. Current laws, guidelines and other requirements typically include confinement requirements for preventing the spread of GMOs into the environment. Examples of these guidelines in the U.S. include the National Institutes of Health "Guidelines for Research Involving Recombinant DNA Molecules" and the USDA "Guidelines for Research Involving the Planned Introduction into the Environment of Genetically Modified Organisms". Although these guidelines typically apply only to federally-funded activities, if we were to become subject to similar laws in the future, we could incur compliance costs.

    The Biosafety Protocol, or the BSP, is also of particular importance to our international operations. The BSP, a treaty recently adopted in Montreal, Canada in late 1999, is expected to be ratified in many countries internationally in approximately two years. Many industrialized and non-industrialized countries will be signatories to the BSP. Although the U.S. is not subject to the BSP, if ratified, the BSP is expected to cover shipments from the U.S. to countries abroad that have signed the BSP. The BSP is also expected to cover the importation of living modified organisms, a category that could include our animals. If our animals are not contained as described in the BSP, our animals could be subject to the potentially extensive import requirements of countries that are signatories to the BSP.

EMPLOYEES

    As of March 31, 2000, we had a total of 138 full-time employees. Of these, 18 hold Ph.D.s and 12 hold other advanced degrees. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

FACILITIES

    Our corporate headquarters, principal executive offices and research facilities are located in Menlo Park, California and in San Carlos, California, where we occupy a total of approximately 50,000 square feet under leases that expire in July 14, 2004 and February 29, 2009, respectively. Our facilities include an advanced mouse animal facility. We believe that our existing facilities are adequate for current needs and that suitable additional space or alternative space, if necessary, will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

    We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table shows information about our executive officers and directors as of March 31, 2000.

                 NAME                     AGE                        POSITION(S)
--------------------------------------  --------   ------------------------------------------------
William Matthews, Ph.D................     45      Chief Executive Officer, President and Director
Mark W. Moore, Ph.D...................     41      Chief Scientific Officer and Treasurer
Augustine G. Yee......................     34      Vice President of Corporate Development, General
                                                     Counsel and Secretary
Lars Barfod...........................     40      Vice President of Commercial Development
John E. Burke.........................     39      Vice President of Intellectual Property
Terry Coley, Ph.D.....................     36      Vice President of Information Technology
Brian E. Crowley......................     32      Director of Finance
Vicente Anido, Jr., Ph.D..............     47      Director
Philippe O. Chambon, M.D., Ph.D.......     41      Director
Thomas A. Penn........................     54      Director
F. Noel Perry.........................     47      Director
Nicholas J. Simon.....................     45      Chairman of the Board

    Drs. Anido and Chambon and Messrs. Penn and Perry are members of our compensation committee. Drs. Anido and Chambon and Mr. Penn are members of our audit committee.

    WILLIAM MATTHEWS, PH.D., a co-founder of our company, has served as our President since February 1997 and as our Chief Executive Officer since December 1998. Dr. Matthews has served as a director of Deltagen since February 1997. Prior to founding our company, Dr. Matthews worked at Genentech, Inc., from June 1992 to January 1997 where he established and ran a program in stem cell biology. Dr. Matthews received his Ph.D. in cell biology from Southwestern Medical School in Dallas, followed by post-doctoral fellowships at Harvard Medical School and Princeton University.

    MARK W. MOORE, PH.D., a co-founder of our company, has served as our Chief Scientific Officer and Treasurer since February 1997. Prior to founding our company, Dr. Moore worked from August 1991 to January 1997 at Genentech, Inc. where he established and directed Genentech's gene knockout program in mice.
Dr. Moore was a Leukemia Society of America post-doctoral fellow in molecular and cellular immunology in the laboratory of Dr. Michael Bevan at Scripps Clinic. Following his post-doctoral work, Dr. Moore served on the faculty of the Norris Cancer Center at the University of Southern California. Dr. Moore received his A.B. in biochemistry from Princeton University and his Ph.D. in biology from Brandeis University.

    AUGUSTINE G. YEE has served as our Vice President of Corporate Development, General Counsel and Secretary since April 1999. Prior to joining us, Mr. Yee was a patent and intellectual property litigation attorney with the law firm of Lyon & Lyon LLP from October 1993 to July 1995, and a corporate securities and technologies attorney with Pillsbury Madison & Sutro LLP from August 1995 to April 1999, where he represented companies in the biotechnology and information technology fields. Mr. Yee was formerly a law clerk to the Honorable Edward Rafeedie, United States District Court, Central District of California, and is admitted to practice before the United States Patent and Trademark Office.
Mr. Yee received his B.S. in molecular biology from the University of California at San Diego and his J.D. from Pepperdine University School of Law.

    LARS BARFOD has served as our Vice President of Commercial Development since October 1999. From March 1999 to September 1999, Mr. Barford served as Vice President, Sales & Marketing at Ciphergen Biosystems, Inc. From April 1997 to January 1999, Mr. Barfod served as Vice President of

Marketing at Genentech. Mr. Barfod was also a member of Genentech's Product Development and Commercial Operations committees. Prior to joining Genentech, Mr. Barfod spent 11 years at Novo Nordisk Pharmaceuticals, Inc., most recently as Vice President of Sales, Marketing and Business Development. Mr. Barfod received his Masters degree in marketing from the Royal University of Copenhagen, Denmark.

    JOHN E. BURKE has served as our Vice President of Intellectual Property since December 1999. Prior to joining us, Mr. Burke was Of Counsel with the law firm of Pillsbury Madison & Sutro LLP from 1996 to 1999. Prior to that time, he was a patent and intellectual property attorney with the law firm of Schwegman, Lundberg, Woessner & Kluth from 1995 to 1996, and served as Corporate Patent Counsel for Cortech, Inc., from 1993 to 1995. Mr. Burke was also a patent attorney with the law firm of Morgan & Finnegan from 1990 to 1992. Mr. Burke is admitted to practice before the U.S. Court of Appeals for the Federal Circuit, the U.S. Supreme Court, and the U.S. Patent and Trademark Office and is a member of the California and New York state bars. Mr. Burke received his B.S. in chemical/ biochemical engineering from Rutgers College of Engineering and his J.D. from Rutgers School of Law.

    TERRY COLEY, PH.D. has served as our Vice President of Information Technology since September 1999. Prior to joining us, Dr. Coley was co-founder and CEO of Virtual Chemistry, Inc., from January 1996 to August 1999. At Virtual Chemistry, Dr. Coley established software teams to engineer custom software for biotechnology and pharmaceutical companies. Prior to that time, Dr. Coley worked as a molecular modeling software development project leader at Molecular Simulations Inc. Dr. Coley received his B.S. in chemistry and computer science from the University of Illinois and his Ph.D. in computational chemistry from the California Institute of Technology.

    BRIAN E. CROWLEY has served as our Director of Finance since August 1999. Prior to joining us, Mr. Crowley was the Director of Finance at Polycom, Inc. from January 1997 to February 1998 and the General Accounting Manager from November 1994 to January 1997. Prior to that time, Mr. Crowley served as controller at The LAN Guys Inc. and Conductus, Inc., and as an associate at PricewaterhouseCoopers LLP. Mr. Crowley received his B.S. from St. Mary's College of California and his M.B.A. from the University of Notre Dame. He is a licensed Certified Public Accountant in California.

    VICENTE ANIDO, JR., PH.D. has served as a member of our board of directors since July 1998. Dr. Anido has been CEO and President of CombiChem, Inc., a combinatorial company, since March 1996. Prior to joining CombiChem, Dr. Anido was the President of the Americas region at Allergan, Inc., where he was responsible for Allergan's commercial operations in North and South America from June 1993 to March 1996. Prior to Allergan, Dr. Anido spent 18 years at Marion Laboratories. Dr. Anido has also held the position of President and General Manager of Nordic Laboratories and Marion Merrell Dow. Dr. Anido is currently a director of Galileo Laboratories, Inc., FeRx, Inc., Adaptive Info.com and Dochendo, Inc. Dr. Anido received his B.S. in pharmacy and his M.S. in pharmaceutical sciences from West Virginia University and his Ph.D. in pharmacy administration from the University of Missouri, Kansas City.

    PHILIPPE O. CHAMBON, M.D., PH.D. has served as a member of our board of directors since July 1998. Since January 1997, Dr. Chambon has been a Vice President of The Sprout Group, the venture capital affiliate of Donaldson, Lufkin & Jenrette. Dr. Chambon joined The Sprout Group in May 1995. From May 1993 to April 1995, Dr. Chambon served as Manager in the Healthcare Practice of the Boston Consulting Group, a management consulting firm. He was formerly an executive with Sandoz Pharmaceuticals, a subsidiary of Novartis. Dr. Chambon is currently a director of Variagenics, Inc., PharSight Corporation, Skila Inc., and Spotfire, Inc., as well as several other private companies. Dr. Chambon received his M.D. and Ph.D. degrees from the University of Paris and his M.B.A. from Columbia University.

    THOMAS A. PENN has served as a member of our board of directors since January 2000. Since June 1998, Mr. Penn has been a partner at Boston Millennia Partners, a Boston-based venture capital firm. From March 1994 until March 1998, Mr. Penn served as President and CEO of Tektagen, Inc. Mr. Penn is a director of various private companies. Mr. Penn received B.S. degrees from the Massachusetts Institute of Technology in metallurgy and materials science and in industrial management, an M.B.A. from Stanford University, and a J.D. from the University of Pennsylvania School of Law.

    F. NOEL PERRY has served as a member of our board of directors since February 1997. Mr. Perry has been a managing director of Baccharis
Capital, Inc., a venture capital firm founded in 1991. Mr. Perry is a director of several private companies. Mr. Perry received his B.A. from the University of Rhode Island and holds an M.B.A. from George Washington University. Mr. Perry is a Chartered Financial Analyst.

    NICHOLAS J. SIMON served as a member of our board of directors since June 1998 and Chairman of the Board since April 2000. Since April 2000, Mr. Simon has been CEO of IO Pharmaceuticals. Mr. Simon also served as Vice President of Business and Corporate Development of Genentech, Inc., from December 1995 to March 2000, in which capacity he was responsible for product acquisitions, strategic alliances, technology venture activities and corporate strategic planning. Mr. Simon joined Genentech in 1989 as the Director of Business Development and has over 20 years of experience in the biotechnology and biomedical industries. Mr. Simon is currently a director of Intermune, Inc., Predict, Inc., Genitope, Inc. and IO Pharmaceuticals. He received his B.S. in microbiology from the University of Maryland and holds an M.B.A. from Loyola College.

BOARD OF DIRECTORS COMMITTEES AND OTHER INFORMATION

    We currently have authorized seven directors and there is currently one vacancy. All directors are elected to hold office until their successors have been elected. There are no family relationships among any of our directors or executive officers.

    We intend to amend our certificate of incorporation to provide for a board of directors consisting of seven members, who will be divided into three classes serving staggered three-year terms:

    - The term of our Class I directors will expire at our 2001 annual meeting;

    - The term of our Class II directors will expire at our 2002 annual meeting; and

    - The term of our Class III directors will expire at our 2003 annual meeting.

    Our Class I directors will be Messrs. Perry and Simon. Our Class II directors will be Messr. Penn and Dr. Chambon. Our Class III directors will be Messr. Anido and Dr. Matthews. The board vacancy will be a member of Class III. Because we have a classified board, only two of our six board members will be elected at each annual stockholders' meeting, or three in the case of elections for our Class III directors, with the other directors continuing for the remainder of their class terms.

    Our board of directors has a compensation committee and an audit committee. Our compensation committee is responsible for, among other things, determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. Prior to April 2000, we did not have a compensation committee. Our board of directors established executive compensation levels for 1999. Drs. Anido and Chambon and Messrs. Penn and Perry are the current members of the compensation committee. William Matthews, our President and Chief Executive Officer, will participate in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of our company, except that he will be excluded from decisions regarding his own salary and incentive compensation.

    Our audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. Drs. Anido and Chambon and Mr. Penn are the current members of the audit committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1999, we did not have a compensation committee and our board of directors established executive compensation levels for fiscal year 1999. William Matthews, who is our President and Chief Executive Officer and was a member of our board of directors in 1999, will participate in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of our company, except that he will be excluded from decisions regarding his own salary and incentive compensation. Established in April 2000, our compensation committee is composed of four non-management directors. All decisions relating to the compensation of our executive officers will be made by the compensation committee.

DIRECTOR COMPENSATION

    Except as we otherwise describe below, we have not paid any cash compensation to members of our board of directors for their services as directors.

    We reimburse the directors for reasonable expenses in connection with attendance at board and committee meetings. Directors are also eligible to receive stock options under our 2000 Stock Incentive Plan. Non-employee directors will receive annual stock option grants to purchase 5,000 shares of common stock. A new director will receive a stock option grant to purchase 20,000 shares of common stock. As of the date of this prospectus, we have granted a total 85,000 options to non-employee directors.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation earned, including salary, bonuses, stock options and other compensation during the fiscal year ended December 31, 1999 by William Matthews, our President and Chief Executive Officer, and three of our other four executive officers, each of whose total annual compensation exceeded $100,000 in 1999. We may refer to these officers as our named executive officers in other parts of this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                              ANNUAL COMPENSATION     COMPENSATION
                                            -----------------------   ------------
                                                                       SECURITIES
                                                                       UNDERLYING     ALL OTHER
           NAME AND POSITION(S)               SALARY       BONUS      OPTIONS/SARS   COMPENSATION
------------------------------------------  ----------   ----------   ------------   ------------
William Matthews, Ph.D....................   $205,833     $ 52,250            --              --
  Chief Executive Officer and President

Mark W. Moore, Ph.D.......................    205,833       42,000            --              --
  Chief Scientific Officer

Augustine G. Yee..........................    124,631       13,125       200,000        78,444(1)
  Vice President of Corporate Development,
  Secretary and General Counsel

Terry Coley, Ph.D.........................     58,333           --       150,000        70,000(1)
  Vice President of
  Information Technology

------------------------

(1) Represents amount provided for relocation expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table summarizes the stock options granted to each named executive officer during the fiscal year ended December 31, 1999.

                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF      PERCENT OF                                  ASSUMED ANNUAL RATES OF
                           SECURITIES   TOTAL OPTIONS                              STOCK PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO                                      OPTION TERM(4)
                            OPTIONS      EMPLOYEES IN     EXERCISE    EXPIRATION   -----------------------------
          NAME             GRANTED(1)   FISCAL YEAR 99    PRICE(2)     DATE(3)          5%              10%
-------------------------  ----------   --------------   ----------   ----------   -------------   -------------
William Matthews,
  Ph.D...................         --             --             --           --      $               $
Mark W. Moore, Ph.D......         --             --             --           --
Augustine G. Yee.........    200,000           16.8%      $   0.35     05/13/09
Terry Coley, Ph.D........    150,000           12.6%      $   0.35     09/16/09

------------------------

(1) These incentive stock options are exercisable in full immediately, but the shares received upon exercise are subject to repurchase by us. Our right of repurchase lapses as to 25% of the shares covered by the respective options on the first anniversary of the date of grant, and lapses ratably on a monthly basis thereafter, with the repurchase right terminating in full on the fourth anniversary of the date of grant. Under the terms of our 1998 Stock Incentive Plan our board of directors retains the discretion, subject to specified limitations within the stock plan, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.

(2) The exercise price for each grant is equal to 100% of the fair market value of our common stock on the date of grant.

(3) The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

(4) The dollar amounts under these columns represent the potential realizable value of each grant assuming that the market value of our stock appreciates from the date of grant to the expiration of the option at annualized rates of 5% and 10%. The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved and the actual amount the executive officer may realize will depend on the extent to which the stock price exceeds the exercise price of the options on the date of the option is exercised.

       AGGREGATED CORRESPONDING OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUES AT DECEMBER 31, 1999

    The following table provides information concerning the number and value of unexercised options held by the named executive officers at December 31, 1999. None of the named executive officers exercised any options during the fiscal year ended December 31, 1999.

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------  -----------   -------------   -----------   -------------
William Matthews, Ph.D.........................    240,000         --            $              $
Mark W. Moore, Ph.D............................    240,000         --
Augustine G. Yee...............................    200,000         --
Terry Coley, Ph.D..............................    150,000         --

------------------------

(1) The value of unexercised in-the-money options held at December 31, 1999 represents the total gain which an option holder would realize if he or she exercised all of the in-the-money options held at December 31, 1999, and is determined by multiplying the number of shares of common stock underlying the options by the difference between an assumed initial public offering
    price of       per share and the per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise of the option.

EMPLOYMENT AGREEMENTS

    Dr. Matthews is party to an employment agreement dated April 7, 2000. The agreement will expire on April 7, 2003 but will automatically renew for additional one-year terms after that date unless either we or Dr. Matthews give notice to not renew the agreement at least ninety days prior to the expiration of the then existing term. The agreement provides for an initial annual salary of $235,000 and accelerated vesting of all of Dr. Matthews' options in the event of a change in control of our company. In addition, Dr. Matthews is entitled to an annual bonus to be determined by the board of directors. In the event that Dr. Matthews is terminated without cause, he will be entitled to receive severance equal to nine months of his base salary.

    Dr. Moore is party to an employment agreement dated April 8, 2000. The agreement will expire on April 8, 2003 but will automatically renew for additional one-year terms after that date unless either we or Dr. Moore give notice to not renew the agreement at least ninety days prior to the expiration of the then existing term. The agreement provides for an initial annual salary of $225,000 and accelerated vesting of all of Dr. Moore's options in the event of a change in control of our company. In addition, Dr. Moore is entitled to an annual bonus to be determined by the board of directors. In the event that Dr. Moore is terminated without cause, he will be entitled to receive severance equal to six months of his base salary.

    Mr. Yee is party to an employment agreement dated April 7, 2000. The agreement will expire on April 7, 2003 but will automatically renew for additional one-year terms after that date unless either we or Mr. Yee give notice to not renew the agreement at least ninety days prior to the expiration of the then existing term. The agreement provides for an initial annual salary of $175,000 and accelerated vesting of a portion of Mr. Yee's options in the event of a change in control of our company, unless more than 50% of his options have already vested. In addition, Mr. Yee is entitled to an annual bonus to be determined by the board of directors. In the event that Mr. Yee is terminated without cause, he will be entitled to receive severance equal to six months of his base salary.

    Dr. Coley is party to an employment agreement dated April 7, 2000. The agreement will expire on April 7, 2003 but will automatically renew for additional one-year terms after that date unless either we or Dr. Coley give notice to not renew the agreement at least ninety days prior to the expiration of the then existing term. The agreement provides for an initial annual salary of $175,000 and accelerated vesting of a portion of Dr. Coley's options in the event of a change in control of our company, unless more than 50% of his options have already vested. In addition, Dr. Coley is entitled to an annual bonus to be determined by the board of directors. In the event that Dr. Coley is terminated without cause, he will be entitled to receive severance equal to six months of his base salary.

BENEFIT PLANS

  1998 STOCK INCENTIVE PLAN

    In April 1998, our board of directors adopted our 1998 Stock Incentive Plan, or 1998 Stock Plan. The 1998 Stock Plan has been amended at various times to increase the number of shares available under the 1998 Stock Plan. A total of 3,756,780 shares of common stock may be issued under the 1998 Stock Plan pursuant to the direct award or sale of shares or the exercise of options granted under the 1998 Stock Plan. If any option granted under the 1998 Stock Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional option grants.

    Under the 1998 Stock Plan, all our employees, including officers and directors or any subsidiary and any independent contractor or advisor who performs services for us or a subsidiary are eligible to purchase shares of common stock and to receive awards of shares or grants of nonstatutory options. Employees are also eligible to receive grants of incentive stock options, or ISOs, intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. The 1998 Stock Plan is administered by the compensation committee of our board of directors, which selects the persons to whom shares will be sold or awarded or options will be granted, determines the number of shares to be made subject to each sale, award or grant, and prescribes other terms and conditions, including the type of consideration to be paid to us upon sale or exercise and vesting schedules in connection with each sale, award or grant.

    The exercise price under the nonstatutory options generally must be at least 85% of the fair market value of the common stock on the date of grant. The exercise price under ISOs cannot be lower than 100% of the fair market value of the common stock on the date of grant and, in the case of ISOs granted to holders of more than 10% of the voting power of our company, not less than 110% of such fair market value. The term of an option cannot exceed 10 years, and the term of an ISO granted to a holder of more than 10% of the voting power of our company cannot exceed five years. Options generally expire not later than 30 days following a termination of employment or six months following the optionee's death or permanent disability.

    As of March 31, 2000 we had outstanding options to purchase an aggregate of 1,117,100 shares of common stock at a weighted exercise price of $0.77 per share. A total of 8,023 shares of common stock were available for future issuance under the 1998 Stock Plan as of such date.

  2000 STOCK INCENTIVE PLAN

    The 2000 Stock Incentive Plan was adopted by our board of directors in April 2000 and will be submitted for approval by our stockholders prior to the completion of this offering. The 2000 Stock Incentive Plan will be administered by our compensation committee. The 2000 Stock Incentive Plan provides for the direct award or sale of shares of common stock and for the grant of options to purchase shares of common stock. The 2000 Stock Incentive Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code and the grant of nonstatutory stock options, restricted shares, stock appreciation rights, or SARs, and stock units, or units to employees, non-employee directors and consultants.

    4,800,000 shares of common stock have been authorized for issuance under the 2000 Stock Incentive Plan. The number of shares reserved for issuance under the 2000 Stock Incentive Plan will be increased on January 1 of each year from 2001 through 2010 by the lowest of:

    - 4,000,000 shares of our common stock;

    - 5% of our fully diluted outstanding common stock on the day of the increase; or

    - a lesser number of shares determined by our board of directors.

However, in no event may a participant receive SARs or option grants for more than 750,000 shares in the aggregate per fiscal year, except that in the fiscal year an individual's services first commence, the individual may receive SARs or option grants for up to 1,500,000 shares in the aggregate.

    The 2000 Stock Incentive Plan will have the following features:

    - qualified employees will be eligible for the grant of incentive stock options to purchase shares of common stock;

    - qualified non-employee directors will be eligible to receive automatic option grants, to be made at the consummation of our initial public offering and at periodic intervals, to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the date of grant;

    - the compensation committee will determine the exercise price of options or the purchase price of stock purchase rights, but in no event will the option price for incentive stock options be less than 100% of the fair market value of the stock on the date of grant; and

    - the exercise price or purchase price may, at the discretion of the compensation committee, be paid in, among other things, cash, cash equivalents, full-recourse promissory notes, past services or future services.

    The 2000 Stock Incentive Plan includes change in control provisions that may result in the accelerated vesting of outstanding option grants and SARs. The committee may grant options or SARs in which all or some of the shares shall become vested in the event of a change in control of the company. Change in control is defined under the 2000 Stock Incentive Plan as:

    - a change in the composition of the board of directors, as a result of which fewer than one-half of our incumbent directors are directors who either:

       --  had been directors of our company 24 months prior to the change, or

       -- were elected, or nominated for election, to the board with the affirmative votes of at least a majority of our directors who had been directors 24 months prior to the change and who were still in office at the time of the election or nomination; or

    - an acquisition or aggregation of securities by a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, as a result of which the person becomes the beneficial owner of fifty percent or more of the voting power of our then outstanding securities.

    The board of directors will be able to amend or modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval. The 2000 Stock Incentive Plan will terminate no later than ten years from the date of adoption.

  2000 EMPLOYEE STOCK PURCHASE PLAN

    The board of directors adopted our 2000 Employee Stock Purchase Plan in April 2000, to be effective upon completion of this offering. We will be submitting it for approval by our stockholders prior to the completion of this offering. A total of 1,000,000 shares of common stock have been reserved for issuance under our employee stock purchase plan. The number of shares reserved for issuance under the 2000 Employee Stock Purchase Plan will be increased on the first day of each of our fiscal years, commencing 2001, by the lesser of:

    - 5% of our fully diluted outstanding common stock on the day of the increase; or

    - a lesser number of shares determined by our board of directors.

    Our 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, is administered by the board of directors or by a committee appointed by the board. Employees, including our officers and employee directors but excluding 5% or greater stockholders, are eligible to participate if they are customarily employed for more than 20 hours per week and for at least five months in any calendar year. Our 2000 Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation.

    The 2000 Employee Stock Purchase Plan will be implemented during a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on January 1 and July 1 of each year. Our 2000 Employee Stock Purchase Plan establishes two accumulation periods per year, neither of which will exceed six months. During each accumulation period, payroll deductions will accumulate, without interest. On the purchase dates set by the board of directors for each accumulation period, accumulated payroll deductions will be used to purchase common stock. The initial offering period will be for a 12 month duration and is expected to commence on the date of this offering and end on June 30, 2001. The initial accumulation period will begin on the date of this offering and end on December 31, 2000.

    The purchase price will be equal to 85% of the fair market value per share of common stock on either the last day of the accumulation period or on the last trading day before the commencement of the applicable offering period, whichever is less. Employees may withdraw their accumulated payroll deductions at any time. Participation in our 2000 Employee Stock Purchase Plan ends automatically on termination of employment with us. Immediately prior to the effective time of a corporate reorganization, the participation period then in progress will terminate and stock will be purchased with the accumulated payroll deductions unless the 2000 Employee Stock Purchase Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation.

  401(k) PLAN

    Effective January 1, 1999 we established a tax-qualified employee savings and retirement plan for which our employees will generally be eligible. Under the 401(k) Plan, employees may elect to reduce their current compensation and have the amount of the reduction contributed to the 401(k) Plan. To date, we have made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    We believe that we have executed all of the transactions set forth below on terms no less favorable to us than terms we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates, are approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

    In connection with our founding in January 1997, we sold 666,680 shares of common stock to each of William Matthews, Ph.D., our President and Chief Executive Officer, and Mark W. Moore, Ph.D., our Chief Scientific Officer and Treasurer, at a price of $0.01 per share. In addition, Dr. Matthews and Dr. Moore both were also granted options to purchase 240,000 shares of common stock, all of which were exercisable as of March 31, 2000. In addition, they were granted options in March 2000 to purchase an aggregate number of 450,000 shares of common stock. These options were fully exercised as of March 31, 2000.

    From February 1997 through January 2000, we sold shares of our preferred stock in private financings as follows: 3,000,000 shares of Series A preferred stock at a price of $1.00 per share in February and May 1997; 6,571,430 shares of Series B preferred stock at a price of $1.75 per share in February and July 1998; and 6,298,870 shares of Series C preferred stock at a price of $3.58 per share in January 2000. Of the 6,571,430 outstanding shares of Series B preferred stock, Tularik, Inc. purchased 428,572 shares in February 1998 at a purchase price of $1.75 per share in connection with an agreement, whereby we would produce knockout mice for Tularik, Inc.

    Each share of preferred stock will convert automatically into one share of common stock upon the closing of this offering. The purchasers of the preferred stock include the following holders of more than 5% of our securities and their affiliated entities:

                                                                  SHARES OF PREFERRED STOCK
                                                              ---------------------------------
                          INVESTOR                            SERIES A    SERIES B    SERIES C
------------------------------------------------------------  ---------   ---------   ---------
Stipa Investments, L.P.(1)..................................  3,000,000   1,571,429     837,988
Entities associated with the Sprout Group(2)................         --   4,183,888   1,278,248
Entities associated with Boston Millennia Partners(3).......         --          --   2,234,636

------------------------

(1) F. Noel Perry, a member of our board of directors, is a Managing Director of Baccharis Capital, which is the general partner of Stipa Investments, L.P.

(2) Includes shares held by DLJ Capital Corp., Sprout Venture Capital, L.P., Sprout CEO Fund, L.P. and Sprout Capital VIII, L.P. Philippe Chambon, a member of our board of directors, is affiliated with each of these entities.

(3) Includes shares held by Boston Millennia Partners II-A, Limited Partnership and Boston Millennia Associates II, Partnership. Thomas Penn, a member of our board of directors, is a general partner of Boston Millennia Partners, the sponsor of each of these funds.

    In 1998, we issued three of our directors options to acquire 325,000 shares of common stock at an exercise price of $0.35 per share.

    Additionally in January 2000, in connection with our sale of Series C preferred stock, we granted to a group of investors that included entities affiliated with Stipa Investments, Sprout Group and Boston Millennia Partners and directors Perry, Chambon and Penn, an option to purchase up to 15% of the shares offered in this offering.

    In March 2000, we loaned $536,700 to William Matthews, Ph.D., and $268,350 to Mark W. Moore, Ph.D., in connection with their exercise of employee stock options. Each loan was made pursuant to a four-year, full recourse promissory note bearing interest at the rate of 6.8% per annum (the applicable federal rate), and was secured by a pledge of the shares purchased.

    In March 2000, in connection with a consulting arrangement, we agreed to issue to Institute Genetique Biologie Moleculaire et Cellulaire, IGBMC, a three-year warrant to purchase 400,000 shares of our Series C preferred stock at a price of $3.58 per share. This warrant will vest in its entirety on the four month anniversary of the commencement date of the agreement. IGBMC, a scientific foundation, is under the direction of Professor Pierre Chambon, who is the father of a director of Deltagen, Philippe Chambon. In March 2000 we also granted to Professor Chambon an option to purchase 25,000 shares of common stock at a price of $1.79 per share.

    The purchasers of the above shares of preferred stock and warrants to purchase preferred stock are entitled to registration rights. See "Description of Capital Stock--Registration Rights."

    For information concerning indemnification of directors and officers, see "Description of Capital Stock--Limitation of Liability and Indemnification Matters."

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

    Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers.

                             PRINCIPAL STOCKHOLDERS

    The following tables set forth information about the beneficial ownership of our common stock on March 31, 2000, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

    - each named executive officer;

    - each of our directors;

    - each person known to us to be the beneficial owner of more than 5% of our common stock; and

    - all of our executive officers and directors as a group.

    Unless otherwise noted below, the address of each beneficial owner listed on the tables is c/o Deltagen, Inc., 1003 Hamilton Avenue, Menlo Park, California 94025.

    We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 19,025,525 shares of common stock
outstanding on March 31, 2000 and       shares of common stock outstanding upon
completion of this offering.

    In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2000. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Asterisks represent beneficial ownership of less than one percent.

EXECUTIVE OFFICERS AND DIRECTORS

                                                                                 PERCENTAGE OF
                                                               NUMBER OF         COMMON STOCK
                                                               SHARES OF      BENEFICIALLY OWNED
                                                              COMMON STOCK    -------------------
                                                              BENEFICIALLY     BEFORE     AFTER
           NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED(1)      OFFERING   OFFERING
-----------------------------------------------------------  --------------   --------   --------
Vicente Anido, Jr., Ph.D. .................................        35,000          *
  1621 Bayside Drive
  Corona Del Mar, CA 92625
Philippe O. Chambon, M.D., Ph.D.(2) .......................     5,462,136       28.7%
  c/o The Sprout Group
  3000 Sand Hill Road
  Building 3, Suite 170
  Menlo Park, CA 94025
Thomas A. Penn(3) .........................................     2,234,636       11.8%
  c/o Boston Millennia Partners
  20 Valley Stream Parkway, Suite 265
  Malvern, PA 19355
F. Noel Perry(4) ..........................................     5,409,417       28.4%
  c/o Baccharis Capital Inc.
  2420 Sand Hill Road
  Suite 100
  Menlo Park, CA 94025
Nicholas J. Simon .........................................        50,000          *
  531 Parrott Drive
  San Mateo, CA 94402
William Matthews, Ph.D.(5) ................................     1,206,680        6.3%
Mark W. Moore, Ph.D.(6) ...................................     1,056,680        5.5%
Augustine G. Yee ..........................................       200,000          *
Terry Coley, Ph.D. ........................................       150,000          *
All directors and executive officers as a group
  (9 persons)(7) ..........................................    15,804,549       81.0%

------------------------

(1) Includes, where indicated, shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000. These options, granted under the 1998 Stock Incentive Plan, were immediately exercisable for shares subject to repurchase upon termination of employment. The right to repurchase terminates, and the shares vest, as to 25% of the shares after one year of employment and monthly thereafter over the remaining three years.

(2) Includes 5,056,396 shares held by Sprout Capital VIII, L.P., 22,981 shares held by The Sprout CEO Fund, L.P., 79,375 shares held by DLJ Capital Corp. and 303,384 shares held by Sprout Venture Capital L.P., a division of DLJ Capital Corp., which is the Managing General Partner of Sprout Capital VIII, L.P., the General Partner of the Sprout CEO Fund and the General Partner of Sprout Venture Capital L.P. He is also General Partner of DLJ Associates VIII, L.P., the General Partner of Sprout Capital VIII, L.P. Philippe Chambon, M.D., Ph.D. is a vice president of the Sprout Group and is a member of our board of directors. Dr. Chambon disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in these shares. Excludes a three-year warrant to purchase 400,000 shares of Series C preferred stock at a price of $3.58 per share granted in connection with a consulting agreement with Institute Genetique Biologie Moleculaire et Cellulaire, a scientific foundation, that is under the direction of Professor Pierre Chambon, who is the father of Philippe Chambon.

(3) Includes 78,225 shares held by Boston Millennia Partners II-A L.P. and 2,156,411 shares held by Boston Millennia Associates II Partnership. Thomas Penn is a general partner of Boston Millennia Partners, the sponsor of these investment funds and is a member of our board of directors. Mr. Penn disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in these shares.

(4) Includes 5,409,417 shares held by Stipa Investments, L.P. F. Noel Perry, a member of our board of directors, is a managing director of Baccharis Capital, Inc., which is the general partner of Stipa Investments, L.P.
    Mr. Perry disclaims beneficial ownership of the shares held by such entity except to the extent of his pecuniary interest in these shares.

(5) Includes 240,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000 and 300,000 shares subject to repurchase as of March 31, 2000.

(6) Includes 240,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000 and 150,000 shares subject to repurchase as of March 31, 2000.

(7) Includes 480,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000, of which 450,000 shares are subject to repurchase as of March 31, 2000.

5% STOCKHOLDERS

                                                                                     PERCENTAGE OF
                                                                                     COMMON STOCK
                                                                 NUMBER OF        BENEFICIALLY OWNED
                                                                 SHARES OF        -------------------
                                                                COMMON STOCK       BEFORE     AFTER
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED   OFFERING   OFFERING
-----------------------------------------------------------  ------------------   --------   --------
Entities affiliated with The Sprout Group(1) ..............       5,462,136         28.7%
  3000 Sand Hill Road
  Building 3, Suite 170
  Menlo Park, CA 94025
Stipa Investments, L.P.(2) ................................       5,409,417         11.8%
  2420 Sand Hill Road
  Suite 100
  Menlo Park, CA 94025
Entities affiliated with Boston Millennia Partners(3) .....       2,234,636         28.4%
  Rowes Wharf
  Boston, MA 02110
William Matthews, Ph.D.....................................       1,206,680          6.3%
Mark W. Moore, Ph.D........................................       1,056,680          5.5%

------------------------

(1) Includes 5,056,396 shares held by Sprout Capital VIII, L.P., 22,981 shares held by The Sprout CEO Fund, L.P., 79,375 shares held by DLJ Capital Corp. and 303,384 shares held by Sprout Venture Capital L.P., a division of DLJ Capital Corp., which is the Managing General Partner of Sprout Capital VIII, L.P., the General Partner of the Sprout CEO Fund and the General Partner of Sprout Venture Capital L.P. He is also General Partner of DLJ Associates VIII, L.P., the General Partner of Sprout Capital VIII, L.P. Philippe Chambon, M.D., Ph.D. is a vice president of the Sprout Group and is a member of our board of directors. Dr. Chambon disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in these shares. Excludes a three-year warrant to purchase 400,000 shares of Series C preferred stock at a price of $3.58 per share granted in connection with a consulting agreement with Institute Genetique Biologie Moleculaire et Cellulaire, a scientific foundation, that is under the direction of Professor Pierre Chambon, who is the father of Philippe Chambon.

(2) F. Noel Perry, a member of our board of directors, is a managing director of Baccharis Capital, Inc., which is the general partner of Stipa Investments, L.P. Mr. Perry disclaims beneficial ownership of the shares held by such entity except to the extent of his pecuniary interest in these shares.

(3) Includes 78,225 shares held by Boston Millennia Partners II-A L.P. and 2,156,411 shares held by Boston Millennia Associates II Partnership. Thomas Penn is a general partner of Boston Millennia Partners, which is the sponsor of each of these investment funds and is a member of our board of directors. Mr. Penn disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in these shares.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated by-laws is a summary. Statements contained elsewhere in this prospectus relating to these provisions are not necessarily complete, and we refer you to the amended and restated certificate of incorporation and the amended and restated by-laws that will be in effect upon the completion of this offering. We have filed copies of these documents with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus is a part. The amended and restated certificate of incorporation and the amended and restated by-laws described below will become effective at the time of completion of this offering.

    Upon the closing of this offering, our authorized capital stock, after giving effect to the conversion of all outstanding preferred stock into common stock, and the amendment of our certificate of incorporation, will consist of 75,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

COMMON STOCK

    As of March 31, 2000 there were 19,025,525 shares of common stock outstanding and held by 125 stockholders of record, assuming the automatic conversion of each outstanding share of preferred stock upon the closing of this
offering. After this offering, there will be       shares of our common stock
outstanding,       shares if the underwriters exercise their over-allotment
option in full.

    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, all outstanding shares of preferred stock will be converted into common stock. See Note 8 of notes to our financial statements for a description of the currently outstanding preferred stock. Following the conversion, our certificate of incorporation will be restated to delete all references to the prior series of preferred stock, and 5,000,000 shares of undesignated preferred stock will be authorized. The board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of us.

WARRANTS

    As of March 31, 2000, we had two outstanding warrants entitling their holders to purchase an aggregate of 37,713 shares of Series B preferred stock at an exercise price of $1.75 per share and one outstanding warrant entitling the holder to purchase 400,000 shares of Series C preferred stock at $3.58 per share. The Series B warrants contain provisions which adjust the exercise price and the aggregate number of shares that may be issued upon the exercise of the warrant if a stock dividend, stock split, reorganization, reclassification or consolidation occurs.

REGISTRATION RIGHTS

    After this offering, the holders of 16,308,013 shares of common stock issued upon conversion of the Series A preferred stock, Series B preferred stock and Series C preferred stock and upon exercise of warrants are entitled to certain rights with respect to the registration of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act for our own account, holders of common stock issuable upon conversion of the Series A, Series B and Series C preferred stock are entitled to notice of such registration and are entitled to include their shares in that registration subject to various conditions. The underwriters of any such offering have the right to limit the number of shares included in such registration.

    In addition, commencing 180 days after the effective date of the registration statement of which this prospectus is a part, holders of at least 40% of the common stock issuable upon conversion of the Series C preferred stock may require us to prepare and file a registration statement under the Securities Act at our expense covering at least 40% of the common stock issuable upon conversion of the Series C preferred stock, provided that the shares to be included in such registration have an anticipated aggregate net proceeds to us of at least $5,000,000. The holders of common stock issued upon conversion of the Series A preferred stock and Series B preferred stock are entitled to participate in any such registration. In addition, commencing 180 days after the effective date of this registration statement of which this prospectus is a part, holders of at least 30% of the common stock issuable upon conversion of the Series A and Series B preferred stock may require us to prepare and file a registration statement, under the Securities Act at our expense covering at least 30% of the common stock issuable upon conversion of the Series A and Series B preferred stock, provided that the shares entitled to be included in such registration have an anticipated aggregated net proceeds to us of at least $5,000,000. Under these demand registration rights, we are required to use our reasonable best efforts to cause the shares requested to be included in the registration statement, subject to customary conditions and limitations. We are not obligated to effect more than two of these stockholder-initiated registrations.

    Once we become eligible to file a registration statement on Form S-3, the holders of common stock issuable upon conversion of the Series A, Series B and Series C preferred stock may require us to register, all or a portion of their securities on a registration statement on Form S-3 and may participate in a Form S-3 registration by us, subject to certain conditions and limitations. Registration rights terminate no later than five years after this offering.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION AND BY-LAWS AND DELAWARE LAW

    Our amended and restated certificate of incorporation and by-laws, effective upon completion of this offering, contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many stockholders may find attractive. The existence of these provisions, which are intended to enhance the likelihood of continuity and stability in the composition of, and policies formulated by, our board, could limit the price that investors might otherwise pay in the future for shares of our common stock.

    BLANK CHECK PREFERRED STOCK. As noted above, our board of directors, without stockholder approval, will have the authority under our amended and restated certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

    CLASSIFIED BOARD OF DIRECTORS. Our amended and restated certificate of incorporation provides for a board of directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board of directors.

    STOCKHOLDER ACTION. Our amended and restated certificate of incorporation provides that stockholders may only act at meetings of stockholders and not by written consent in lieu of a stockholders' meeting.

    STOCKHOLDER MEETINGS. Our amended and restated certificate of incorporation and by-laws provide that stockholders may not call a special meeting of the stockholders. Rather, special meetings of stockholders may only be called by the chief executive officer or secretary only at the request of the chairman of the board, the chief executive officer or the president of our company or by a resolution adopted by a majority of our board of directors. Our amended and restated by-laws also provide that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders' meeting relating to the business specified in the notice of meeting and not by written consent.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our amended and restated by-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver or mail the notice and we must receive the notice at our principal executive offices not less than 50 days nor more than 75 days prior to the scheduled date of the annual meeting of stockholders. The amended and restated by-laws also include a similar requirement for making nominations at special meetings and specify requirements as to the time, form and content of the stockholder's notice. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders' meeting.

    SUPER-MAJORITY VOTING. Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation, unless a corporation's certificate of incorporation requires a greater percentage. We have provisions in our certificate of incorporation which require a vote of at least 66 2/3% of the stockholders entitled to vote in the election of directors to amend in any respect or repeal the anti-takeover provisions of our certificate of incorporation and a vote of at least 66 2/3% of the voting power of the stockholders or board of directors to adopt, amend or repeal the by-laws of our company.

    DELAWARE ANTI-TAKEOVER STATUTE. Section 203 of the Delaware corporation law prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a Delaware corporation for three years following the date these persons become interested stockholders. Interested stockholders generally include:

    - persons who are the beneficial owners of 15% or more of our outstanding voting stock; and

    - persons who are our affiliates or associates and who hold 15% or more of our outstanding voting stock at any time within three years before the date on which such person's status as an interested stockholder is determined.

    Subject to certain exceptions, a "business combination" includes, among other things:

    - mergers and consolidations;

    - the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all our outstanding stock;

    - transactions that result in our issuance or transfer of any of our stock to the interested stockholder, except pursuant to certain exercises, exchanges, conversions, distributions or offers to purchase with respect to securities outstanding prior to the time that the interested stockholder became such and that, generally, do not increase the interested stockholder's proportionate share of any class or series of our stock;

    - any transaction involving us that has the effect of increasing the proportionate share of our stock of any class or series, or securities convertible into the stock of any class or series, that is owned directly or indirectly by the interested stockholder; or

    - any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits which we provided.

    Section 203 does not apply to a business combination if:

    - before a person becomes an interested stockholder, our board approves the transaction in which the interested stockholder became an interested stockholder or approves the business combination;

    - upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (other than certain excluded shares); or

    - following a transaction in which the person became an interested stockholder, the business combination is approved by our board and authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

    These provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    We have adopted provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law, or Delaware Law. The Delaware Law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability

    - for any breach of their duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided Section 174 of the Delaware Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least 66 2/3% of our shares entitled to vote in the election of directors, voting as one class.

    Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we shall indemnify our directors and officers to the fullest extent permitted by the Delaware Law. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believes that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of our company.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering there has been no public market for our common stock, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price.

SALE OF RESTRICTED SHARES AND LOCK-UP AGREEMENTS

    Upon completion of this offering, we will have an aggregate of
outstanding shares of common stock, or       shares if the underwriters exercise
the over-allotment option in full. As of March 31, 2000, we had:

    - 1,572,568 outstanding restricted shares to employees, consultants and directors;

    - outstanding stock options to employees, consultants and directors for the purchase of an aggregate of 1,117,100 shares of common stock;

    - outstanding warrants to purchase 37,713 shares of Series B preferred stock which will automatically convert into warrants to purchase an equal number of shares of common stock upon the completion of this offering; and

    - an outstanding a warrant to purchase 400,000 shares of Series C preferred stock.

    The       shares of common stock being sold being sold in this offering will be freely tradable (other than by an "affiliate" of our company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 thereunder.

    Our directors, executive officers and certain stockholders, who collectively
hold an aggregate of       shares of common stock, have agreed, pursuant to
lock-up agreements, that they will not sell any common stock owned by them without the prior written consent of the representatives of the underwriters for a period of 180 days from the date of this prospectus.

    Following the expiration of the lockup period, approximately       shares of
common stock, including shares issuable upon the exercise of certain options, will be available for sale in the public market subject to compliance with
Rule 144 or Rule 701, including approximately       shares eligible for the sale
under Rule 144(k). See "Underwriting."

RULE 144

    In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock, approximately shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option, or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

    Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us.

RULE 144(k)

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the ninety days preceding a sale, and who has beneficially owned the shares to be sold for at least two years, is entitled to sell those shares without regard to the volume, manner-of-sale or other limitations contained in Rule 144.

RULE 701

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to stock options granted by us before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be restricted shares and, beginning
90 days after the date of this prospectus (unless subject to the contractual restrictions described above), may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the two-year minimum holding period requirements.

STOCK OPTIONS

    We intend to file registration statements under the Securities Act covering
approximately       shares of common stock reserved for issuance under the 1998
Stock Plan, 2000 Stock Plan and 2000 Employee Stock Purchase Plan. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the contractual restrictions described above.

REGISTRATION RIGHTS

    In addition, after this offering, the holders of preferred shares and warrants convertible into an aggregate of 16,308,013 shares of common stock will be entitled to certain rights to cause us to register the sale of such shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                   U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this prospectus, the term "non-U.S. holder" is a person other than:

    - a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

    - a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the U.S.;

    - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

    - a trust, in general, if it is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons.

    This discussion does not consider:

    - U.S. state and local or non-U.S. tax consequences;

    - specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

    - the tax consequences for the shareholders or beneficiaries of a non-U.S. holder;

    - special tax rules that may apply to certain non-U.S. holders, including, without limitation, banks, insurance companies, dealers in securities and traders in securities who elect to apply a mark-to-market method of accounting; or

    - special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," or "conversion transaction."

    The following is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information. ACCORDINGLY, EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

DIVIDENDS

    In the event that dividends are paid the on shares of common stock, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. or, if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a "fixed base", in the U.S., as provided in that treaty ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

    Dividends paid prior to January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000:

    - a non-U.S. holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

    - in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number; and

    - look-through rules will apply for tiered partnerships.

    A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

    - the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate non-U.S. holder;

    - the non-U.S. holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the U.S. for more than 182 days in the taxable year of the disposition and meets certain other requirements;

    - the non-U.S. holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates; or

    - we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

    Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been and are not currently, and we do not anticipate our becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax relating to stock in a "U.S. real property holding corporation" will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of the common stock, provided that the common stock was regularly traded on an established securities market.

FEDERAL ESTATE TAX

    Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    Under specified circumstances, U.S. Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, non-U.S. holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to January 1, 2001 to an address outside the U.S. For dividends paid after December 31, 2000, however, a non-U.S. holder of common stock that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury Regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

    The payment of the proceeds of the disposition of common stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person." In the case of the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

    - a "controlled foreign corporation" for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income for certain periods is derived from the conduct of a U.S. trade or business; or

    - effective after December 31, 2000, a foreign partnership if, at any time during its taxable year;

       -- at least 50% of the capital or profits interest in the partnership is owned by U.S. persons; or

       --  the partnership is engaged in a U.S. trade or business.

    Effective after December 31, 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge or reason to know that the holder is a U.S. person. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares set forth opposite the name of that underwriter.

                                                               NUMBER
                            NAME                              OF SHARES
------------------------------------------------------------  ---------
Salomon Smith Barney Inc....................................
FleetBoston Robertson Stephens Inc..........................
U.S. Bancorp Piper Jaffray Inc..............................
                                                              ---------
  Total.....................................................
                                                              =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

    The underwriters, for whom Salomon Smith Barney Inc., FleetBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not in excess
of $      per share. The underwriters may allow, and the dealers may reallow, a
concession not in excess of $      per share on sales to other dealers. If all
of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

    We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to       additional shares of common
stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must, subject to specified conditions, purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to       of the common shares, or       % of our
common stock to be sold in this offering to our directors, officers and employees, as well as to clients, vendors and individuals associated with us. We
currently expect that an additional       shares or       % of our common stock
to be sold in this offering will be offered to our existing Series C preferred stockholders. The number of shares available for sale to the general public will be reduced to the extent that any reserve shares are purchased. Any reserved shares not purchased will be offered by the underwriters on the same terms as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against some liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with sales of the directed shares.

    We, our officers and directors and holders of substantially all of our existing outstanding shares have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which our shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in our common stock will develop and continue after this offering.

    We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "DGEN."

    The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                            PAID BY DELTAGEN
                                                       ---------------------------
                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share............................................    $             $
Total................................................    $             $

    In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made to prevent or retard a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that underwriter.

    Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

    We estimate that the total expenses, excluding underwriting discounts and
commissions, of this offering will be approximately $        .

    The representatives or their respective affiliates may, in the future, perform various investment banking and advisory services for us from time to time, for which they will receive customary fees. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

    Various legal matters with respect to the validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California. Selected legal matters relating to our intellectual property will be passed upon by John E. Burke, our own Vice President of Intellectual Property. Partners of Pillsbury Madison & Sutro LLP own an aggregate of 25,000 shares of our common stock. Mr. Burke, our Vice President of Intellectual Property, owns 150,000 shares of our common stock. Various legal matters relating to the offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999 and for the period from January 28, 1997 (date of inception) to December 31, 1997 and for the years ended December 31, 1999, and for the period from January 28, 1997 (date of inception) to December 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the shares of our common stock to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. Each statement in this prospectus regarding the contents of the referenced contract or other document is qualified in all respects by our reference to the copy filed with the registration statement.

    For further information about us and our common stock, we refer you to our registration statement and its attached exhibits, copies of which may be inspected without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a duplicating fee. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Our periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public references facilities and Web site of the Commission referred to above.

    We intend to furnish our stockholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants. We also intend to furnish other reports as we may determine or as required by law.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................    F-2

Balance Sheets..............................................    F-3

Statements of Operations....................................    F-4

Statements of Stockholders' Deficit.........................    F-5

Statements of Cash Flows....................................    F-6

Notes to Financial Statements...............................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Deltagen, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Deltagen, Inc. (a company in the development stage) at December 31, 1998 and 1999, and the results of its operations and its cash flows from January 28, 1997 (date of inception) to December 31, 1997, the years ended December 31, 1998 and 1999 and for the cumulative period from January 28, 1997 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
April 6, 2000

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      PRO FORMA
                                                                                    STOCKHOLDERS'
                                                                 DECEMBER 31,          DEFICIT
                                                              -------------------   DECEMBER 31,
                                                                1998       1999         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 8,635    $    848
  Accounts receivable, net..................................      357         585
  Prepaid expenses..........................................       62         205
                                                              -------    --------
      Total current assets..................................    9,054       1,638
Property and equipment, net.................................    2,213       4,973
Other assets................................................       13         163
                                                              -------    --------
      Total assets..........................................  $11,280    $  6,774
                                                              =======    ========
LIABILITIES, REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $   631    $  2,976
  Accrued liabilities.......................................       95         984
  Current portion of capital lease obligations..............       28          30
  Current portion of loans payable..........................       --         503
  Deferred revenue..........................................      559         946
                                                              -------    --------
      Total current liabilities.............................    1,313       5,439
  Capital lease obligations, less current portion...........       65          22
  Loans payable, less current portion.......................       --       2,233
                                                              -------    --------
      Total liabilities.....................................    1,378       7,694
                                                              -------    --------
Commitments (Note 4)
Redeemable convertible preferred stock:
  Authorized: 9,621,430 shares
  Issued and outstanding: 9,571,430 shares at December 31,
  1998 and 1999 and none pro forma
  (Liquidation value: $14,500 at December 31, 1998 and
  1999).....................................................   14,447      14,447     $     --
                                                              -------    --------     --------
Stockholders' deficit:
  Common stock, $0.001 par value:
    Authorized: 13,250,000 shares
    Issued and outstanding: 1,584,860 shares at
    December 31, 1998
    and 1,810,975 shares at December 31, 1999 and 11,382,405
    shares pro forma........................................        1           2           11
Additional paid-in capital..................................       74      10,695       25,133
Unearned stock-based compensation...........................      (13)     (7,610)      (7,610)
Deficit accumulated during the development stage............   (4,607)    (18,454)     (18,454)
                                                              -------    --------     --------
      Total stockholders' deficit...........................   (4,545)    (15,367)    $   (920)
                                                              -------    --------     ========
      Total liabilities, redeemable convertible preferred
        stock and stockholders' deficit.....................  $11,280    $  6,774
                                                              =======    ========

   The accompanying notes are an integral part of these financial statements.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 PERIOD FROM                          CUMULATIVE PERIOD
                                                 JANUARY 28,                          FROM JANUARY 28,
                                                1997 (DATE OF       YEARS ENDED         1997 (DATE OF
                                                INCEPTION) TO      DECEMBER 31,         INCEPTION) TO
                                                DECEMBER 31,    -------------------     DECEMBER 31,
                                                    1997          1998       1999           1999
                                                -------------   --------   --------   -----------------
Contract revenue..............................     $    --      $   381    $  1,240       $  1,621
                                                   -------      -------    --------       --------
Operating expenses:
  Research and development....................         879        3,360      12,144         16,383
  General and administrative..................         416          638       2,932          3,986
                                                   -------      -------    --------       --------
    Total operating expenses..................       1,295        3,998      15,076         20,369
                                                   -------      -------    --------       --------
Loss from operations..........................      (1,295)      (3,617)    (13,836)       (18,748)
Interest income...............................          40          268         251            559
Interest expense..............................          --           (3)       (262)          (265)
                                                   -------      -------    --------       --------
Net loss......................................     $(1,255)     $(3,352)   $(13,847)      $(18,454)
                                                   =======      =======    ========       ========
Net loss per common share, basic and
  diluted.....................................     $    --      $ (9.13)   $ (14.79)
                                                   =======      =======    ========
Weighted average shares used in computing net
  loss per share, basic and diluted...........          --          367         936
                                                   =======      =======    ========
Pro forma net loss per share basic and diluted
  (unaudited).................................                             $  (1.32)
                                                                           ========
Weighted average shares used in computing pro
  forma net loss per share, basic and diluted
  (unaudited).................................                               10,507
                                                                           ========

   The accompanying notes are an integral part of these financial statements.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                      FOR THE PERIOD FROM JANUARY 28, 1997
                    (DATE OF INCEPTION) TO DECEMBER 31, 1999

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      COMMON STOCK        ADDITIONAL     UNEARNED                       TOTAL
                                 ----------------------    PAID-IN     STOCK-BASED    ACCUMULATED   STOCKHOLDERS'
                                  SHARES       AMOUNT      CAPITAL     COMPENSATION     DEFICIT        DEFICIT
                                 ---------   ----------   ----------   ------------   -----------   -------------
Issuance of common stock for
  cash at $0.01 per share in
  January 1997 and at $0.05 per
  share in May, June and
  December 1997................  1,563,860   $       1      $    24      $    --        $     --      $     25
Unearned stock-based
  compensation.................         --          --           40          (40)             --            --
Amortization of unearned
  stock-based compensation.....         --          --           --           17              --            17
Net loss.......................         --          --           --           --          (1,255)       (1,255)
                                 ---------   ----------     -------      -------        --------      --------
Balances, December 31, 1997....  1,563,860           1           64          (23)         (1,255)       (1,213)
Issuance of common stock for
  cash at $0.05 per share in
  January 1998.................     21,000          --            1           --              --             1
Unearned stock-based
  compensation.................         --          --            9           (9)             --            --
Amortization of unearned
  stock-based compensation.....         --          --           --           19              --            19
Net loss.......................         --          --           --           --          (3,352)       (3,352)
                                 ---------   ----------     -------      -------        --------      --------
Balances, December 31, 1998....  1,584,860           1           74          (13)         (4,607)       (4,545)
Stock option exercise at $0.35
  per share....................    238,407           1           83           --              --            84
Issuance of warrants...........         --          --          185           --              --           185
Repurchase of unvested
  restricted stock.............    (12,292)         --           (1)          --              --            (1)
Unearned stock-based
  compensation.................         --          --       10,354      (10,354)             --            --
Amortization of unearned
  stock-based compensation.....         --          --           --        2,757              --         2,757
Net loss.......................         --          --           --           --         (13,847)      (13,847)
                                 ---------   ----------     -------      -------        --------      --------
Balances, December 31, 1999....  1,810,975   $       2      $10,695      $(7,610)       $(18,454)     $(15,367)
                                 =========   ==========     =======      =======        ========      ========

   The accompanying notes are an integral part of these financial statements.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               PERIOD FROM                          CUMULATIVE PERIOD
                                                               JANUARY 28,                          FROM JANUARY 28,
                                                              1997 (DATE OF       YEARS ENDED         1997 (DATE OF
                                                              INCEPTION) TO      DECEMBER 31,         INCEPTION) TO
                                                              DECEMBER 31,    -------------------     DECEMBER 31,
                                                                  1997          1998       1999           1999
                                                              -------------   --------   --------   -----------------
Cash flows from operating activities:
  Net loss..................................................     $(1,255)     $(3,352)   $(13,847)      $(18,454)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................          69          224         677            970
    Amortization of equipment under capital lease...........          --           12          28             40
    Provisions for bad debt.................................          --           --         104            104
    Amortization of warrants issued in connection with
      loans.................................................          --           --          37             37
    Amortization of unearned stock-based compensation
      expense...............................................          17           19       2,757          2,793
    Changes in operating assets and liabilities:
      Accounts receivable...................................          --         (357)       (332)          (689)
      Prepaid expenses......................................         (34)         (29)       (143)          (206)
      Deposits..............................................         (13)          --        (150)          (163)
      Accounts payable......................................         153          478       2,345          2,976
      Accrued liabilities...................................          39           56         889            984
      Deferred revenue......................................          --          559         387            946
                                                                 -------      -------    --------       --------
        Net cash used in operating activities...............      (1,024)      (2,390)     (7,248)       (10,662)
                                                                 -------      -------    --------       --------
Cash flows from investing activities:
  Acquisition of property and equipment.....................        (578)      (1,090)     (2,318)        (3,986)
  Leasehold improvements....................................        (415)        (341)     (1,147)        (1,903)
                                                                 -------      -------    --------       --------
        Net cash used in investing activities...............        (993)      (1,431)     (3,465)        (5,889)
                                                                 -------      -------    --------       --------
Cash flows from financing activities:
  Principal payments under capital lease obligations........          --           --         (41)           (41)
  Repayment of loans payable................................          --           --        (416)          (416)
  Proceeds from the issuance of debt........................          --           --       3,300          3,300
  Proceeds from the issuance of common stock, net of
    issuance costs..........................................          25            1          --             26
  Proceeds from the issuance of preferred stock, net of
    issuance costs..........................................       2,980       11,467          --         14,447
  Proceeds from the issuance of common stock under stock
    option plan, net of issuance costs and stock
    repurchased.............................................          --           --          83             83
                                                                 -------      -------    --------       --------
        Net cash provided by financing activities...........       3,005       11,468       2,926         17,399
                                                                 -------      -------    --------       --------
Net increase (decrease) in cash and cash equivalents........         988        7,647      (7,787)           848
Cash and cash equivalents, beginning of period..............          --          988       8,635             --
                                                                 -------      -------    --------       --------
Cash and cash equivalents, end of period....................     $   988      $ 8,635    $    848       $    848
                                                                 =======      =======    ========       ========

Supplemental disclosures of cash flow information:
  Cash paid during the period for interest..................     $    --      $    (3)   $   (225)      $   (228)

Supplemental disclosure of non-cash investing and financing
  activities:
  Additions to property and equipment acquired under capital
    lease obligations.......................................     $    --      $    93    $     --       $     93
  Unearned stock-based compensation.........................     $    40      $     9    $ 10,354       $ 10,403

   The accompanying notes are an integral part of these financial statements.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

1. FORMATION AND BUSINESS OF THE COMPANY

    Deltagen, Inc., (the "Company") was incorporated in Delaware on January 28, 1997. The Company's primary business is the determination of the therapeutic potential of genes by using mammalian genetics to discover the IN VIVO function of genes and the development and marketing of a database containing these findings. Deltagen identifies novel gene targets through the use of advanced bioinformatics. Genetically altered mice are then produced to exclude the targeted gene and proprietary analysis is performed to determine the potential function of the excluded gene.

    Through December 31, 1999, the Company has been primarily engaged in developing its initial product technology, recruiting personnel, and raising capital. The Company has entered into research agreements with United States based pharmaceutical companies. In the course of its development activities, the Company has sustained substantial losses and expects such losses to continue through at least 2003. The Company plans to fund its operations with proceeds from the sale of capital stock and from debt financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED PRO FORMA INFORMATION

    If the Company's initial public offering as described in Note 13 is consummated, all of the redeemable convertible preferred stock outstanding will automatically be converted into common stock. The pro forma redeemable convertible preferred stock and stockholders' deficit at December 31, 1999 has been adjusted for the assumed conversion of redeemable convertible preferred stock based on the shares of redeemable convertible preferred stock outstanding at December 31, 1999.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Investments with an original maturity of 90 days or less as of the date of purchase are considered cash equivalents.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

    Cash and cash equivalents are invested in deposits with three financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management regularly reviews these financial institutions for credit worthiness and, accordingly, minimal credit risk exists.

    The Company's receivables relate to contracts, and there is no collateral required for these receivables. In 1999, three customers individually accounted for 64%, 20% and 14% of the Company's total revenue. At December 31, 1999, three customers individually accounted for 57%, 36% and 7% of the net accounts receivable balance.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities. Based upon borrowing rates currently available to the Company for leases with similar terms, the carrying value of capital lease obligations approximate fair value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the asset; seven years for laboratory equipment, three years for computer equipment and six years for furniture and fixtures. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease. Maintenance and repairs are charged to operations as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires the Company to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. To date, no impairment loss has been recognized.

INCOME TAXES

    The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

REVENUE RECOGNITION

    For most contracts revenue is recognized using the contract method of accounting. The contracts specify milestones to be met and the payments associated with meeting each milestone. Revenue is recognized on completion of each milestone.

    Where the contract does not specify milestones and payment is upon completion of the contract, revenue is recognized based on percentage-of-completion method of accounting.

    The portion of payments received in advance of the completion of milestones is reflected in deferred revenue. Where revenues are recognized on a percentage of completion basis, but based on the terms of the contract the receivable cannot yet be billed, these amounts are shown as unbilled receivables.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RESEARCH AND DEVELOPMENT EXPENDITURES

    Research and development costs, including development costs of the Company's database product which do not meet the capitalization criteria of Statement of Financial Accounting Standards No. 86 ("SFAS No. 86"), "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed," are charged to operations as incurred.

CERTAIN RISKS AND UNCERTAINTIES

    The Company's services are concentrated in highly competitive markets which are characterized by rapid technological advances, frequent changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of services, could have a material adverse effect on the Company's business and operating results.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock issued to Employees" and Financial Accounting Standards Board Interpretation No. 28 ("FIN No. 28"), "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" and complies with the disclosure provisions of Statements of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation".

    Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 9.

    The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB
No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company does not believe that SAB No. 101 will have any significant impact on its financial position or results of operations.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not believe that the implementation of SFAS No. 133 will have any significant impact on its financial position or results of operations.

NET LOSS PER SHARE

    Basic earnings per share is calculated based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share would give effect to the dilutive effect of common stock equivalents consisting of stock options and warrants (calculated using the treasury stock method). Potentially dilutive securities have been excluded from the diluted earnings per share calculations as they have an antidilutive effect due to the Company's net losses.

    The computation of pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if converted method) from the original date of issuance.

    A reconciliation of shares used in the calculations is as follows (in thousands except per share data):

                                                               PERIOD FROM
                                                               JANUARY 28,
                                                              1997 (DATE OF       YEARS ENDED
                                                              INCEPTION) TO      DECEMBER 31,
                                                              DECEMBER 31,    -------------------
                                                                  1997          1998       1999
                                                              -------------   --------   --------
Basic and diluted:
  Net loss..................................................     $(1,255)     $(3,352)   $(13,847)
                                                                 =======      =======    ========
  Weighted-average shares of common stock outstanding.......       1,323        1,584       1,615
  Less: Weighted-average shares subject to repurchase.......      (1,323)      (1,217)       (679)
                                                                 -------      -------    --------
  Weighted-average shares used in basic and diluted net loss
    per share...............................................          --          367         936
                                                                 =======      =======    ========
Pro forma basic and diluted:
  Net loss..................................................                             $(13,847)
                                                                                         ========
Weighted-average shares used in basic and diluted net loss
  per
  share.....................................................                                  936
Adjustment to reflect weighted-average effect of assumed
  conversion of preferred stock (unaudited).................                                9,571
                                                                                         --------
Weighted-average shares used in pro forma basic and diluted
  net loss per share (unaudited)............................                               10,507
                                                                                         ========

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following outstanding options and warrants (prior to the application of the treasury stock method), and convertible preferred stock (on an as-converted basis) were excluded from the computation of diluted net loss per share as they had an antidilutive effect (in thousands):

                                                               PERIOD FROM
                                                               JANUARY 28,
                                                              1997 (DATE OF       YEARS ENDED
                                                              INCEPTION) TO      DECEMBER 31,
                                                              DECEMBER 31,    -------------------
                                                                  1997          1998       1999
                                                              -------------   --------   --------
Weighted average effect of common stock equivalents:
  Unvested common stock subject to repurchase...............      1,323        1,217         679
  Options outstanding.......................................         --          140       1,054
Shares resulting from the conversion of the:
  Series A convertible preferred stock......................      2,312        3,000       3,000
  Series B convertible preferred stock......................         --        3,489       6,571
  Warrants to purchase convertible stock....................         --           --          33
                                                                  -----        -----      ------
Total common stock equivalents excluded from the computation
  of earnings per share as their effect was antidilutive....      3,635        7,846      11,337
                                                                  =====        =====      ======

3. BALANCE SHEET COMPONENTS

    Accounts receivable consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Trade and other receivables.................................    $ 57       $689
Unbilled receivables........................................     300         --
                                                                ----       ----
                                                                 357        689
Less: Allowance for doubtful accounts.......................      --       (104)
                                                                ----       ----
                                                                $357       $585
                                                                ====       ====

    Property and equipment consists of the following (in thousands):

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1999
                                                             --------   --------
Laboratory equipment.......................................   $1,491    $ 3,459
Computer and related equipment.............................      212        457
Furniture and fixtures.....................................       50        155
Leasehold improvements.....................................      756      1,903
                                                              ------    -------
                                                               2,509      5,974
Less: Accumulated depreciation and amortization............     (296)    (1,001)
                                                              ------    -------
                                                              $2,213    $ 4,973
                                                              ======    =======

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. BALANCE SHEET COMPONENTS (CONTINUED)
    Depreciation and amortization expense was $69,000, $236,000 and $705,000 for the period ended December 31, 1997 and for the years ended December 31, 1998 and 1999, respectively, and was $1.0 million for the period from January 28, 1997 (date of inception) to December 31, 1999.

    Property and equipment includes $93,000 of computer and related equipment under capital lease at December 31, 1998 and 1999. Accumulated depreciation of assets under capital lease totaled $12,000 and $40,000 at December 31, 1998 and 1999.

    Accrued liabilities consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Accrued liabilities.........................................    $46        $862
Accrued payroll/vacation....................................     49         122
                                                                ---        ----
                                                                $95        $984
                                                                ===        ====

4. COMMITMENTS

OPERATING LEASES

    The Company leases its facilities in San Carlos, California under an operating lease which expires in February 2004, with an option to extend the lease for five additional years. Under the terms of the lease, the Company is responsible for maintenance costs, taxes and insurance.

    The Company leases its facilities in Menlo Park, California under an operating lease which expires in July 2004, with an option to extend the lease for five additional years. Under the term of the lease, the Company is responsible for 53% of the operating expenses, tax expenses, tenants share of common area and tenants share of utilities. In conjunction with the lease agreement, a standby letter of credit of $150,000 was issued in November 1999 with a financial institution, in favor of the landlord, as collateral for the fulfillment of the contract obligations. The letter of credit is secured by a cash deposit of the same amount and is automatically renewed on an annual basis, unless notice of cancellation is provided by 30 days in advance.

    Rent expense for the period ended December 31, 1997, and for the years ended December 31, 1998 and 1999 was $130,000, $162,000 and $496,000, respectively.
Rent expense was $788,000 for the cumulative period from January 28, 1997 (date of inception) to December 31, 1999.

    Future minimum lease payments as at December 31, 1999 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................    $  865
2001........................................................       889
2002........................................................       913
2003........................................................       938
2004........................................................       455
                                                                ------
Total.......................................................    $4,060
                                                                ======

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. RESEARCH AND DEVELOPMENT COLLABORATIONS AND LICENSE AGREEMENTS

    The Company has entered into several research and development collaborations.

    In July 1998, the Company entered into a research contract with Merck & Co., Inc. to provide Knockout Mice Projects for a value of $850,000. A second contract was entered in December 1999 to provide additional Knockout Mice Projects for an estimated value of $1,000,000. Each project is divided into milestones and payments are made based on achievement of these. Revenues recognized relating to the first contract were $68,000 and $179,000 in 1998 and 1999, respectively. No revenues have been recognized relating to the second contract.

    In October 1998, the Company entered into a research contract with Roche Bioscience, a division of Syntex (USA) Inc., to provide Knockout Mice Projects. The contract has an estimated value of $650,000. Payments to the Company will be based on the achievement of specific milestones. The revenues recognized relating to this contract were $105,000 and $249,000 in 1998 and 1999, respectively.

    In December 1998, the Company entered into a research contract with Pfizer Inc., to provide Knockout Mice Projects. The total estimated value of the contract is $970,000. The payments are based on the completion of each milestone. The revenues recognized relating to this contract were $790,000 in 1999.

    The Company entered into a research contract with Tularik Inc. in February 1998, to perform phenotypic analysis on sets of knockout mice and to deliver to Tularik breeding pairs of mice. The total contract has an estimated value of $500,000, based upon the payment terms detailed in the contract. The Company may derive additional revenues from royalties paid by Tularik on a semi-annual basis. Royalties are equal to 1% of the net sales of royalty bearing products until the tenth anniversary of the first commercial sale of the royalty bearing product, on a country-by-country basis. Additional royalty payments, based on a predetermined amount, will be made by Tularik, upon initiation of a major phase of additional studies based on Deltagen delivered projects. No royalties have been recognized or received as at December 31, 1999. The revenues relating to this contract amount to $208,000 and $22,000 in 1998 and 1999, respectively.

    In December 1999, the Company entered into a research contract with Schering-Plough Research Institute to provide Knockout Mice Projects. The estimated value of the contract is $1,000,000. Payments are based upon completion of each milestone. No revenues relating to this contract were recognized in 1999.

6. CAPITAL LEASE OBLIGATIONS

    In June 1998, the Company entered into a three year capital lease agreement for $93,000, bearing interest at 10.58% per year. The leased equipment includes various items of computer hardware. Upon termination of the lease agreement, the Company is required to purchase the equipment for a purchase price of $1.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. CAPITAL LEASE OBLIGATIONS (CONTINUED)
    As at December 31, 1999, future minimum lease payments under the non-cancelable capital lease are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................     $ 35
2001........................................................       23
                                                                 ----
Total minimum lease payments................................       58
Less: Amount representing interest..........................       (6)
                                                                 ----
Present value of future minimum lease payments..............       52
Less: Current portion.......................................      (30)
                                                                 ----
Total capital lease obligations, net of current portion.....     $ 22
                                                                 ====

7. LOANS PAYABLE

    In December 1998, the Company entered into a loan agreement with a financial institution to obtain one or more loans totaling up to $1,800,000. A corresponding amount of machinery, equipment and other property is pledged as collateral for each loan.

    In January 1999 and April 1999, the Company incurred loans of $872,000 and $928,000, respectively, for a total financing of $1,800,000. These loans bear respective interest rates of 10.87% and 11.11% and are required to be repaid in 48 monthly installments, beginning in January 1999 and April 1999, respectively.

    In accordance with this loan agreement, the financial institution is entitled to receive a warrant to purchase shares of the Company's Series B preferred stock at a price of $1.75 per share. The number of shares eligible for purchase is equal to the greater of 10,000 or the number obtained by multiplying the amount borrowed by the Company by 2% and then dividing the total by $1.75. Consequently, the Company issued a warrant to purchase 20,571 Series B preferred shares at a price of $1.75. The warrant term is seven years and ends in January 2006. The value of the warrant was calculated using the Black-Scholes pricing model and has been charged to additional paid-in capital and will be amortized to interest expense over the life of the loan. The assumptions used in the Black-Scholes model are as follows: dividend yield of 0%, term of 7 years, expected volatility of 75% and risk free interest rate of 4.96%.

    As of December 31, 1999, the Company has recorded a loan discount related to these warrants of $99,000, of which $21,000 has been amortized to interest expenses for the year then ended.

    In March 1999, the Company entered into a loan agreement with a financial institution to obtain up to six loans totaling up to $1,500,000. A corresponding amount of machinery, equipment and other property is pledged as collateral for each loan.

    In June 1999 and October 1999, the Company incurred loans of $919,000 and $581,000, respectively, obtaining a total financing of $1,500,000. These loans bear respective interest rates of 11.25% and 11.89% and are required to be repaid in 48 monthly installments, beginning in July 1999 and November 1999, respectively.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. LOANS PAYABLE (CONTINUED)
    In conjunction with this loan agreement, the Company issued in March 1999 a warrant to purchase 17,142 shares of Series B preferred stock at a price of $1.75 per share. According to the contract, the number of shares has been calculated by dividing $1,500,000 by the initial exercise price of $1.75 multiplied by 2%. The warrant has a seven year term and ends in March 2006. The value of the warrant was calculated using the Black-Scholes pricing model and has been charged to additional paid-in capital and will be amortized to interest expense over the life of the loan. The assumptions used in the Black-Scholes model are as follows: dividend yield of 0%, term of 7 years, volatility of 75% and risk free interest rate of 5.23%.

    As of December 31, 1999, the Company has recorded a loan discount related to these warrants of $86,000, of which $16,000 has been amortized to interest expense during the period.

    The related loans payable balances as at December 31, 1999 are broken down as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1999
                                                              -------------
Notes payable in monthly installments at interest rates
  ranging from 10.87% to 11.89% maturing from January to
  October 2003..............................................     $2,884
Less: Current portion.......................................        503
Less: Discount due to warrants..............................        148
                                                                 ------
                                                                 $2,233
                                                                 ======

    Maturities of long-term debt were as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................    $  503
2001........................................................       825
2002........................................................     1,000
2003........................................................       556
                                                                ------
                                                                $2,884
                                                                ======

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. REDEEMABLE CONVERTIBLE COMMON STOCK

    Under the Company's Certificate of Incorporation, as amended, the Company is authorized to issue 9,621,430 shares of preferred stock, of which 3,000,000 and 6,621,430 have been designated as Series A preferred stock and Series B preferred stock, respectively.

    Convertible preferred stock as at December 31, 1998 and 1999 consists of the following (in thousands):

                                          SHARES                             PROCEEDS
                                 ------------------------   LIQUIDATION       NET OF
SERIES                           AUTHORIZED   OUTSTANDING     AMOUNT      ISSUANCE COSTS
------                           ----------   -----------   -----------   --------------
A..............................     3,000        3,000        $ 3,000        $ 2,980
B..............................     6,621        6,571         11,500         11,467
                                    -----        -----        -------        -------
                                    9,621        9,571        $14,500        $14,447
                                    =====        =====        =======        =======

    The holders of convertible preferred stock have the rights and preferences as follows:

REDEMPTION

    The holders of Series A preferred stock and Series B preferred stock are entitled on or at any time after December 31, 2001 with the approval of 66 2/3% of the Series A and Series B preferred stock holders to require the Company to redeem all or a portion of their shares in 12 quarterly installments by paying in cash a sum equal to the original purchase price per share plus all accrued but unpaid dividends. On the last day of the calendar quarter during which a request for redemption is received, the Company shall redeem 8.33% of the shares of Series A and Series B preferred stock requested by such holders to be redeemed (the "Designated Shares") and shall redeem an equal number of such Designated Shares on the last day of the subsequent eleven calendar quarters.

DIVIDENDS

    The holders of shares of Series A and Series B preferred stock are entitled to receive dividends at the rate of $0.08 and $0.14 per share per year, respectively. In the event dividends are paid on any share of common stock, an additional dividend must be paid with respect to all outstanding shares of preferred stock in an amount equal per share (on an as-if-converted basis) to the amount paid or set aside for each share of common stock whenever funds are legally available. Such dividends are payable when, as and if declared by the board of directors. No dividends accrue unless declared by the board of directors. As of December 31, 1999, no dividends had been declared.

LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series A and Series B preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to $1.00 and $1.75 for each outstanding share of Series A and Series B preferred stock, respectively, (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares. In the event that upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to preferred stockholders of the full preferential

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. REDEEMABLE CONVERTIBLE COMMON STOCK (CONTINUED) amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the shares of preferred stock in proportion to the full preferential amount each is otherwise entitled to receive.

    After the distributions described above have been paid in full, the remaining assets of the Company available for distribution must be distributed to the holders of shares of Series A and Series B preferred stock and common stock pro rata based on the number of shares of common stock issuable upon conversion of Series A and Series B preferred stock.

CONVERSION

    Each share of preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. The initial conversion price of shares of Series A and Series B preferred stock is $1.00 and $1.75, respectively, and is subject to adjustment in accordance with antidilution provisions contained in the Company's Certificate of Incorporation, as amended. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $3.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and the aggregate proceeds raised equal or exceed $12,000,000.

VOTING RIGHTS

    The holder of each share of preferred stock is entitled to one vote for each share of common stock into which shares of Series A and Series B preferred stock could be converted.

9. STOCKHOLDERS' DEFICIT

COMMON STOCK

    At December 31, 1999, the Company has reserved sufficient shares of common stock for issuance upon conversion of preferred stock. Common stockholders are entitled to dividends as and when declared by the board of directors subject to the prior rights of the preferred stockholders. The holder of each share of common stock is entitled to one vote.

    Common stock held by certain employees and non-employees is subject to stock purchase agreements whereby the Company has the option to repurchase unvested shares upon termination of employment at the initial issuance price. The Company's right to repurchase these shares generally lapses at the rate of 25% per year from the date of the agreement. At December 31, 1997, 1998 and 1999, 1,564,000, 849,000 and 634,000 of common stock remain subject to the Company's right of repurchase, respectively. Thereafter, the Company has the right of first refusal, should any stockholder decide to sell shares.

1998 STOCK INCENTIVE PLAN

    In April 1998, the Company adopted the 1998 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock options and restricted shares to employees and consultants of the

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' DEFICIT (CONTINUED)
Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 2,156,780 shares of common stock for issuance under the Plan.

    Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the board of directors, provided, however, that (i) the exercise price of an ISO and NSO may not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and
(ii) the exercise price of an ISO and NSO granted to a 10% shareholder may not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. To date, options granted generally vest over four years.

    Activity under the Plan is as follows (in thousands except per share amount):

                                                                         OUTSTANDING OPTIONS
                                                    OPTIONS    ----------------------------------------
                                                   AVAILABLE   NUMBER OF   AGGREGATE   WEIGHTED AVERAGE
                                                   FOR GRANT    OPTIONS      PRICE      EXERCISE PRICE
                                                   ---------   ---------   ---------   ----------------
Options reserved at the plan inception...........      177          --       $ --           $  --
Additional shares reserved.......................    1,180          --         --              --
Options granted..................................     (705)        705        247            0.35
                                                    ------       -----       ----           -----
Balances, December 31, 1998......................      652         705        247            0.35
Additional shares reserved.......................      800          --         --              --
Options granted..................................   (1,194)      1,194        418            0.35
Options exercised................................       --        (238)       (84)           0.35
Option cancelled.................................       98         (98)       (34)           0.35
                                                    ------       -----       ----           -----
Balances, December 31, 1999......................      356       1,563       $547           $0.35
                                                    ======       =====       ====           =====

    In 1998, there was a grant of 10,000 options to a scientific advisor at an exercise price of $0.35. All these options were still outstanding at December 31, 1999. Compensation expense for this grant was $1,000 and $22,000, for 1998 and 1999 respectively. The options vest over four years.

RESTRICTED STOCK GRANTS

    The Company granted restricted shares to certain employees. The value of these grants has been determined based on the fair value at the grant date for awards consistent with SFAS No. 123, and is included in the pro-forma stock-based compensation.

    In 1997 and 1998, restricted shares were granted to consultants and scientific advisors. All of these shares were still outstanding as at December 31, 1999. Compensation expense for these grants was $6,000, $8,000 and $84,000, respectively for the period ended December 31, 1997 and the years ended December 31, 1998 and 1999. The Company's right to repurchase these shares generally lapses at the rate of 25% per year from the date of the agreement.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' DEFICIT (CONTINUED)
PRO FORMA STOCK-BASED COMPENSATION

    The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost been determined based on the fair value at the grant date for the awards consistent with the provisions of SFAS No. 123, the Company's net loss would have been as follows (in thousands, except per share amounts):

                                                 PERIOD FROM
                                                 JANUARY 28,
                                                1997 (DATE OF       YEARS ENDED
                                                INCEPTION) TO      DECEMBER 31,
                                                DECEMBER 31,    -------------------
                                                    1997          1998       1999
                                                -------------   --------   --------
Net loss as reported..........................     $(1,255)     $(3,352)   $(13,847)
Pro forma.....................................     $(1,266)     $(3,426)   $(14,548)
Basic and diluted net loss per common share:
As reported...................................     $    --      $ (9.13)   $ (14.79)
Pro forma.....................................     $    --      $ (9.34)   $ (15.54)

    Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year. The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants. No assumptions are given for 1997 since the Plan was not adopted until 1998.

                                                               1998       1999
                                                             --------   --------
Risk-free interest rate....................................    4.94%      5.88%
Expected life..............................................  5 years    5 years
Expected dividends.........................................       --         --

    The expected life is based on assumption that stock options on average are exercised one year after they are fully vested. The risk free interest rate was calculated in accordance with the grant date and the life term of the options.

MINIMUM VALUE OF OPTION

    Based on the above assumptions, the weighted average minimum values per share of options granted under the Plan were $0.08 and $8.98 for the years ended December 31, 1998 and December 31, 1999, respectively.

    The weighted average minimum values per share of restricted shares granted were $0.03 for the year ended December 31, 1997 and $0.35 for the year ended December 31, 1998. (None were granted in 1999.)

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. STOCKHOLDERS' DEFICIT (CONTINUED)
    The options outstanding and exercisable by exercise price as at December 31, 1999 are as follows (in thousands, except per share data):

                           OPTIONS OUTSTANDING                              OPTIONS CURRENTLY EXERCISABLE
-------------------------------------------------------------------------   ------------------------------
                                      WEIGHTED AVERAGE
                                         REMAINING
      EXERCISE            NUMBER      CONTRACTUAL LIFE   WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
        PRICE           OUTSTANDING      (IN YEARS)       EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------------   -----------   ----------------   ----------------   -----------   ----------------
        $0.35              1,563            9.4               $0.35             216            $0.35

    At December 31, 1998, 705,000 options were outstanding at an average exercise price of $0.35 all of which were exercisable but none of which were vested at that date.

DEFERRED STOCK COMPENSATION

    During 1997, 1998 and 1999, the Company issued stock options and restricted shares to certain employees with exercise prices below the deemed fair value of the Company's common stock at the date of grant. In accordance with the requirements of APB No. 25, the Company has recorded unearned stock compensation for the difference between the exercise price of the stock options and the deemed fair value of the Company's common stock at the date of grant. This unearned stock compensation is amortized to expense over the period during which the options subject to repurchase vest, generally four years, using the method set out in example 2 of FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. The Company has recorded unearned stock compensation for options granted to employees of $26,000, $2,000 and $10,178,000 as of December 31, 1997, 1998 and
1999; of which $11,000, $10,000 and $2,651,000 have been amortized to expenses during 1997, 1998 and 1999.

10. EMPLOYEE BENEFIT PLAN

    In 1999, the Company established a 401(k) Plan (the "Plan") to provide tax deferred salary deductions for all eligible employees. Participants may make voluntary contributions to the Plan of up to 20% of their compensation, limited by certain Internal Revenue Service restrictions. The Company's matching contribution is discretionary as determined by the board of directors. The Company has not contributed to the plan since its inception.

11. RELATED PARTIES

    In connection with the research and development contract with Tularik, described in Note 5, Tularik purchased 428,572 shares of Series B preferred stock at a price of $1.75 per share, in February 1998. There were no outstanding receivables relating to this agreement as at December 31, 1998 and 1999. Deferred revenues of $19,000 have been recognized as of December 31, 1999.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12. INCOME TAXES

    The components of the net deferred tax assets as of December 31, 1998 and 1999 are (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Deferred tax assets:
  Net operating loss carryforwards........................  $ 1,319    $ 6,386
  Research and experimental credits.......................      277      1,022
  Cumulative temporary differences........................       16      1,189
  Depreciation and amortization...........................      153         --
                                                            -------    -------
                                                              1,765      8,597
                                                            -------    -------
Deferred tax liabilities:
  Depreciation and amortization...........................       --        219
                                                            -------    -------
  Net deferred tax assets.................................    1,765      8,378
  Valuation allowance.....................................   (1,765)    (8,378)
                                                            -------    -------
                                                            $    --    $    --
                                                            =======    =======

    The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

    At December 31, 1999, the Company had federal and state operating loss carryforwards of approximately $16,035,000 and $16,013,000, respectively, and federal and state tax credits of approximately $539,000 and $694,000, respectively. These carryforwards will expire between 2005-2019, if not utilized.

    The U.S. Federal income tax rules may restrict the utilization of the operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation.

13. SUBSEQUENT EVENTS

ISSUANCE OF REDEEMABLE CONVERTIBLE SERIES C PREFERRED STOCK

    On January 21, 2000, the Company issued 6,298,870 shares of redeemable convertible Series C preferred stock for $3.58 per share for total cash proceeds of $22,550,000. The holders of Series C preferred stock are entitled to receive dividends of $0.29 per share per annum when and if declared by the board of directors and $3.58 per share upon liquidation. Each share of Series C preferred stock converts automatically into one share of common stock upon the closing of a firm commitment underwritten public offering. As a result of this issuance a beneficial conversion feature charge will be included in the results of operations for the three months ended March 31, 2000.

    In conjunction with the issuance of the Series C preferred stock financing, an option to purchase an aggregate of up to 15% of the shares to be sold in the event of an initial public offering, at the offering price to the public, was granted to investors of which two Deltagen directors are the general partners.

                                 DELTAGEN, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

13. SUBSEQUENT EVENTS (CONTINUED)
    As a result of the issuance of the Series C preferred stock the Articles of Incorporation were amended to increase the total number of authorized shares to 41,621,430, allocated as follows: common stock--25,000,000, Series A preferred stock--3,000,000, Series B preferred stock--6,621,430 and Series C preferred stock--7,000,000.

REGISTRATION

    In March 2000, the Company's board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell its common stock to the public. Upon completion of the Company's initial public offering, all of the outstanding preferred stock will be converted into shares of common stock.

CONSULTING AND RESEARCH COLLABORATION CONTRACT

    On March 15, 2000, the company negotiated the basic terms of a three year consulting and research collaboration agreement with Institute Genetique Biologie Moleculaire et Cellulaire (IGBMC). Deltagen determines which projects are to be conducted by IGBMC in the area of functional genomics and particularly knockout animals and disruption technologies. The costs and expenses related to the projects will be shared by Deltagen and IGBMC. In conjunction with this agreement, a three year warrant to purchase 400,000 shares of Series C preferred stock of Deltagen at a price of $3.58 per share will be granted to IGBMC. The warrant will vest in its entirety on the four month anniversary of the commencement date of the agreement. The Chief Executive Officer of IGBMC is the father of one of the members of Deltagen's board of directors.

PROMISSORY NOTES TO OFFICERS

    In March 2000, stock options to purchase an aggregate of 450,000 shares at an exercise price of $1.79 per share were granted under the 1998 Stock Incentive Plan to two officers of the Company. All of these options were exercised in March 2000 for cash in the amount of the par value of the shares of $500 and in exchange for two four-year promissory notes totalling $805,000.

    These notes bear interest at 6.8% and the shares acquired serve as collateral for the payment of the notes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         SHARES

                                 DELTAGEN, INC.

                                  COMMON STOCK

                                [DELTAGEN LOGO]

                                   ---------

                                   PROSPECTUS
                                           , 2000

                                   ---------

                              SALOMON SMITH BARNEY
                               ROBERTSON STEPHENS
                           U.S. BANCORP PIPER JAFFRAY

--------------------------------------------------
--------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses expected to be incurred by the registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

SEC registration fee........................................  $   26,400
National Association of Securities Dealers, Inc. filing
  fee.......................................................      10,500
NASDAQ listing fee..........................................      90,000
Blue Sky fees and expenses..................................           *
Accounting fees and expenses................................     300,000
Legal fees and expenses.....................................     500,000
Printing and engraving expenses.............................           *
Registrar and Transfer Agent's fees.........................           *
Miscellaneous fees and expenses.............................           *
                                                              ----------
    Total...................................................  $        *
                                                              ==========

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. The registrant's Restated Certificate of

Incorporation and the registrant's bylaws each provide for indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

    The underwriting agreement provides for indemnification by the underwriters of the registrant, its directors and officers, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Act"), and affords certain rights of contribution with respect thereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Set forth in chronological order below is information regarding the number of shares of common and preferred stock issued, as well as the number of options and warrants granted, by the registrant since January 1, 1997. Further included is the consideration, if any, received by the registrant for such shares, options and warrants, and information relating to the section of the Act, or rule of the SEC, under which exemption from registration was claimed. All awards of options did not involve any sale under the Act and none of these securities were registered under the Act.

    (a) On various dates between January 1997 and March 2000, the registrant issued 1,883,157 shares of its common stock to 100 employees and directors directly and pursuant to the exercise of options granted under its 1998 Stock Incentive Plan. The exercise prices per share ranged from $0.01 to $1.79, for an aggregate consideration of $1,473,215. The registrant relied on the exemption provided by Rule 701 under the Act.

    (b) In January 1997, the registrant issued 1,333,360 shares of its common stock to two accredited investors. The price per share was $0.01, for an aggregate consideration of $13,333. The registrant relied on the exemption provided by Section 4(2) of the Act.

    (c) In February and May 1997, the registrant issued 3,000,000 shares of series A preferred stock to one accredited investor. The price per share was $1.00, for an aggregate consideration of $3,000,000. The registrant relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Act.

    (d) In February and July 1998, the registrant issued an aggregate of 6,571,430 shares of series B preferred stock to a total of seven accredited investors. The price per share was $1.75, for an aggregate consideration of $11,500,000. The registrant relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Act.

    (e) In December 1998 and March 1999, the registrant issued two warrants to purchase an aggregate of 37,713 series B preferred shares at a price of $1.75 per share. The registrant relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Act.

    (f) In January 2000, the registrant issued 6,298,870 shares of series C preferred stock to a total of 30 accredited investors. The price per share was $3.58, for an aggregate consideration of $22,549,955. The registrant relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Act.

    (g) In March 2000, in connection with a consulting arrangement, the registrant issued a three-year warrant to purchase 400,000 shares of series C preferred stock at a price of $3.58 per share. The registrant relied on the exemptions provided by Regulation S and Section 4(2) of the Act.

    The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the registrant.

    No underwriters were engaged in connection with the foregoing sales of securities. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  EXHIBITS

EXHIBIT NO.             EXHIBIT
-----------             -------
         *1.1           Form of Underwriting Agreement

       3(i).1           Amended Restated Certificate of Incorporation in effect upon the date of this filing

       3(i).2 Form of Restated Certificate of Incorporation to be effective upon the consummation of this offering

      3(ii).1 Bylaws of the Registrant in effect upon the date of this filing

      3(ii).2           Bylaws of the Registrant effective upon the consummation of this offering

         *4.1           Specimen Common Stock Certificate

          4.2           Investors' Rights Agreement dated May 27, 1999

          4.3           Investors' Rights Agreement dated January 21, 2000

         *5.1           Opinion of Pillsbury Madison & Sutro LLP

         10.1.1         1998 Stock Incentive Plan

         10.1.2         Form of Option Agreement under 1998 Stock Incentive Plan

         10.2.1         2000 Stock Incentive Plan

         10.2.2         Form of Incentive Option Agreement under 2000 Stock
                        Incentive Plan

         10.2.3         Form of Nonstatutory Stock Option Agreement under 2000 Stock
                        Incentive Plan

         10.3           2000 Employee Stock Purchase Plan

        +10.4           Agreement with University of Edinburgh

         10.5.1         Lease Agreement for 1031 Bing Street, San Carlos, California

         10.5.2         Addendum to Lease Agreement

         10.5.3         First Amendment to Lease Agreement

         10.6           Lease Agreement for 1003 Hamilton Avenue, Menlo Park,
                        California

         10.7           Form of Indemnification Agreement

         10.8           Agreement with William Matthews, Ph.D.

         10.9           Agreement with Mark W. Moore, Ph.D.

         10.10          Agreement with Augustine G. Yee, Esq.

         10.11          Agreement with Terry Coley, Ph.D.

         10.12          Series B Preferred Stock Warrant issued to Silicon Valley
                        Bank

         10.13          Series B Preferred Stock Warrant issued to LMSI

         10.14          Agreement with IGBMC

         10.15          Promissory Note between Deltagen and William Matthews, Ph.D.

         10.16          Promissory Note between Deltagen and Mark W. Moore, Ph.D.

EXHIBIT NO.             EXHIBIT
-----------             -------
         23.1           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants

        *23.2           Consent of Pillsbury Madison & Sutro LLP (included in its
                        opinion filed as Exhibit 5.1 to this Registration Statement)

         24.1           Power of Attorney (see page II-5)

         27.1           Financial Data Schedule

------------------------

*   To be filed by amendment.

+ Confidential treatment has been requested with respect to portions of these agreements.

    (b)  FINANCIAL STATEMENT SCHEDULES

    Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) It will provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 12th day of April, 2000.

                                                       DELTAGEN, INC.

                                                       By         /s/ WILLIAM MATTHEWS, PH. D.
                                                            ----------------------------------------
                                                                    William Matthews, Ph. D.
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Matthews, Ph.D. and Augustine G. Yee, Esq., and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
             /s/ WILLIAM MATTHEWS, PH.D.                President and Chief Executive
     -------------------------------------------         Officer (Principal Executive   April 12, 2000
               William Matthews, Ph.D.                       Officer) and Director

                /s/ BRIAN E. CROWLEY                   Director of Finance (Principal
     -------------------------------------------           Financial and Accounting     April 12, 2000
                  Brian E. Crowley                                 Officer)

            /s/ VICENTE ANIDO, JR., PH.D.
     -------------------------------------------                  Director              April 9, 2000
              Vicente Anido, Jr., Ph.D.

          /s/ PHILIPPE CHAMBON, M.D., PH.D.
     -------------------------------------------                  Director              April 12, 2000
            Philippe Chambon, M.D., Ph.D.

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                 /s/ THOMAS A. PENN
     -------------------------------------------                  Director              April 12, 2000
                   Thomas A. Penn

                  /s/ F. NOEL PERRY
     -------------------------------------------                  Director              April 7, 2000
                    F. Noel Perry

                /s/ NICHOLAS J. SIMON
     -------------------------------------------                  Director              April 12, 2000
                  Nicholas J. Simon

                                 EXHIBIT INDEX


         *1.1           Form of Underwriting Agreement

       3(i).1           Amended Restated Certificate of Incorporation in effect upon the date of this filing

       3(i).2 Form of Restated Certificate of Incorporation to be effective upon the consummation of this offering

      3(ii).1 Bylaws of the Registrant in effect upon the date of this filing

      3(ii).2           Bylaws of the Registrant effective upon the consummation of this offering

         *4.1           Specimen Common Stock Certificate

          4.2           Investors' Rights Agreement dated May 27, 1999

          4.3           Investors' Rights Agreement dated January 21, 2000

         *5.1           Opinion of Pillsbury Madison & Sutro LLP

         10.1.1         1998 Stock Incentive Plan

         10.1.2         Form of Option Agreement under 1998 Stock Incentive Plan

         10.2.1         2000 Stock Incentive Plan

         10.2.2         Form of Incentive Option Agreement under 2000 Stock
                        Incentive Plan

         10.2.3         Form of Nonstatutory Stock Option Agreement under 2000 Stock
                        Incentive Plan

         10.3           2000 Employee Stock Purchase Plan

        +10.4           Agreement with University of Edinburgh

         10.5.1         Lease Agreement for 1031 Bing Street, San Carlos, California

         10.5.2         Addendum to Lease Agreement

         10.5.3         First Amendment to Lease Agreement

         10.6           Lease Agreement for 1003 Hamilton Avenue, Menlo Park,
                        California

         10.7           Form of Indemnification Agreement

         10.8           Agreement with William Matthews, Ph.D.

         10.9           Agreement with Mark W. Moore, Ph.D.

         10.10          Agreement with Augustine G. Yee, Esq.

         10.11          Agreement with Terry Coley, Ph.D.

         10.12          Series B Preferred Stock Warrant issued to Silicon Valley
                        Bank

         10.13          Series B Preferred Stock Warrant issued to LMSI

         10.14          Agreement with IGBMC

         10.15          Promissory Note between Deltagen and William Matthews, Ph.D.

         10.16          Promissory Note between Deltagen and Mark W. Moore, Ph.D.

         23.1           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants

        *23.2           Consent of Pillsbury Madison & Sutro LLP (included in its
                        opinion filed as Exhibit 5.1 to this Registration Statement)

         24.1           Power of Attorney (see page II-5)

         27.1           Financial Data Schedule

------------------------

*   To be filed by amendment.

+ Confidential treatment has been requested with respect to portions of these agreements.